EXHIBIT 4


                             RESTRUCTURING AGREEMENT
                          dated as of November 13, 2001
                                     between

                             TPG WAFER HOLDINGS LLC
                                       and
                         MEMC ELECTRONIC MATERIALS, INC.

                                    ARTICLE I

                                   DEFINITIONS

 Section 1.01.  Definitions....................................................2

 Section 1.02.  General Interpretive Principles...............................14

                                   ARTICLE II

                                  RESTRUCTURING

 Section 2.01.  Restructuring.................................................15

 Section 2.02.  Restructuring Closing.........................................15

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 3.01.  Organization; Powers..........................................17

 Section 3.02.  Authorization; Enforceability.................................17

 Section 3.03.  Governmental Approvals; No Conflicts..........................18

 Section 3.04.  Financial Condition; No Material Adverse Change...............18

 Section 3.05.  Properties....................................................20

 Section 3.06.  Litigation and Environmental Matters..........................20

 Section 3.07.  Compliance with Law and Agreements............................21

 Section 3.08.  Taxes.........................................................21

 Section 3.09.  ERISA.........................................................21

 Section 3.10.  Disclosure....................................................22

 Section 3.11.  Subsidiaries..................................................22

 Section 3.12.  Insurance.....................................................23

 Section 3.13.  Labor Matters.................................................23

 Section 3.14.  Capitalization; Securities....................................23

 Section 3.15.  Dividends, Stock Repurchases, Etc.............................24

 Section 3.16.  No Rights Plan................................................24

 Section 3.17.  Exemption from Registration...................................24

 Section 3.18.  Financial Advisors and Brokers; Fairness Opinion..............24

 Section 3.19.  Material Contracts............................................25

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

 Section 4.01.  Organization..................................................25

 Section 4.02.  Authorization; Enforceability.................................25

 Section 4.03.  Governmental Approvals; No Conflicts..........................26

 Section 4.04.  Financial Advisors and Brokers................................26

 Section 4.05.  Purpose of Investment.........................................26

 Section 4.06.  Holdings......................................................26

 Section 4.07.  Financial Ability to Make Loans...............................27

                                    ARTICLE V

                                   GOVERNANCE

 Section 5.01.  Board Size....................................................27

 Section 5.02.  Board Representation..........................................27

 Section 5.03.  Meetings......................................................28

                                   ARTICLE VI

                              PRE-CLOSING COVENANTS

 Section 6.01.  Taking of Necessary Action....................................28

 Section 6.02.  Conduct of Business...........................................29

 Section 6.03.  Notifications.................................................31

                                   ARTICLE VII

                               DDITIONAL COVENANTS

 Section 7.01.  Financial and Other Information...............................31

 Section 7.02.  Restricted Payments; Certain Payments of Indebtedness.........32

 Section 7.03.  Restrictive Agreements........................................32

 Section 7.04.  Publicity.....................................................32

 Section 7.05.  Status of Dividends...........................................33

 Section 7.06.  Director and Officer Indemnification..........................33

 Section 7.07.  Listing; Reservation..........................................33

 Section 7.08.  Legend........................................................33

 Section 7.09.  Approval for Issuance of Shares...............................34

 Section 7.10.  Transactions with Affiliates..................................35

 Section 7.11.  Equity Issuances..............................................35

 Section 7.12.  Fundamental Changes...........................................37

 Section 7.13.  Short-Form Merger.............................................37

 Section 7.14.  Tax Sharing Agreement.........................................37

 Section 7.15.  Holdings Loans................................................37

                                  ARTICLE VIII

                                   CONDITIONS

 Section 8.01.  Conditions to the Investor's
                Obligations with Respect to the Restructuring.................38

 Section 8.02.  Conditions of the Company's Obligations with
                Respect to the Restructuring..................................41

                                   ARTICLE IX

                                   TERMINATION

 Section 9.01.  Termination of Agreement......................................42

 Section 9.02.  Effect of Termination.........................................42

                                    ARTICLE X

                                  MISCELLANEOUS

 Section 10.01. Fees and Expenses.............................................43

 Section 10.02. Survival of Representations and Warranties....................43

 Section 10.03. Specific Performance..........................................43

 Section 10.04. Indemnification...............................................43

 Section 10.05. Notices.......................................................46

 Section 10.06. Entire Agreement..............................................47

 Section 10.07. Amendment.....................................................47

 Section 10.08. Counterparts..................................................47

 Section 10.09. Governing Law.................................................47

 Section 10.10. Successors and Assigns........................................48

 Section 10.11. No Third-Party Beneficiaries..................................49

 Section 10.12. Schedules.....................................................49

SCHEDULE 1          Loans to be Exchanged for Notes and Warrants         S-1
SCHEDULE 2          Loans held by Holdings                               S-2
SCHEDULE 5.02(d)    Board Nominees                                       S-5
Company Disclosure
Schedule                                                                CD-1

EXHIBIT A           Form of Series A Certificate of Designations         A-1
EXHIBIT B           Form of Credit Agreement                             B-1
EXHIBIT C           Form of Indenture                                    C-1
EXHIBIT D           Form of Warrant Certificate                          D-1
EXHIBIT E           Form of Registration Rights Agreement                E-1
EXHIBIT F           Term Sheet for Italian Credit Agreement Amendment    F-1
EXHIBIT G           Form of Merger Agreement                             G-1
EXHIBIT H           Form of Counsel to Company Opinion                   H-1
EXHIBIT I           Form of Counsel to Investor Opinion                  I-1
EXHIBIT J           Certificate of Incorporation of Holdings             J-1
EXHIBIT K           Form of Employment Resolutions                       K-1
EXHIBIT L           Form of Tax Sharing Agreement                        L-1

                           RESTRUCTURING AGREEMENT

     THIS RESTRUCTURING AGREEMENT (the "Agreement"), dated as of November 13, 2001, by and between TPG Wafer Holdings LLC, a Delaware limited liability company (the "Investor"), and MEMC Electronic Materials, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                               -------------------

     WHEREAS, each of the Company and the Investor has determined to enter into this Agreement pursuant to which (i) the Investor has agreed to exchange all of the then outstanding Holdings Class A Common Stock (as defined herein) of MEMC Holdings Corporation, a Delaware corporation ("Holdings"), held by the Investor in return for the issuance by the Company to the Investor of 260,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations substantially in the form attached hereto as Exhibit A (the "Series A Certificate of Designations"), each share of which shall be convertible at the option of the holder at any time following the Closing into shares (the "Conversion Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company, (ii) the Credit Agreement Lenders (as defined herein) and the Company have agreed to enter into an agreement setting forth the terms and conditions of a revolving credit facility substantially in the form attached hereto as Exhibit B (the "Credit Agreement"), (iii) the Investor has agreed to cause the Notes Designees (as defined herein) to deliver the Loans (as defined herein) set forth on Schedule 1 in return for the issuance by the Company to such Notes Designees, as specified by the Investor, of (A) $50,000,000 in principal amount of Senior Subordinated Secured Notes Due 2007 of the Company (the "Notes") pursuant to, and having the terms and conditions set forth in, the form of indenture substantially in the form attached hereto as Exhibit C (the "Indenture") and (B) 16,666,667 detachable warrants (the "Warrants") having the terms set forth in the form of warrant certificate substantially in the form attached hereto as Exhibit D (the "Warrant Certificate"), (iv) the Investor has agreed to enter into, and the Company has agreed to enter into, and to cause the Guarantors (as defined herein) to enter into, a registration rights agreement with the terms and conditions set forth in the form of registration rights agreement substantially in the form attached hereto as Exhibit E (the "Registration Rights Agreement"), (v) the Company has agreed to execute and deliver, and to cause MEMC Electronic Materials S.p.A (the "Italian Subsidiary") to execute and deliver, and the Investor has agreed to execute and deliver, and to cause the Italian Credit Agreement Lenders (as defined herein) to execute and deliver, in each case as applicable, an amendment to the Italian Credit Agreement (as defined herein) pursuant to a definitive amendment to the Italian Credit Agreement consistent with the terms and conditions set forth in the term sheet attached hereto as Exhibit F and with such other terms and conditions as the Investor and the Company may reasonably agree (the "Italian Credit Agreement Amendment") and (vi) the Company and the Investor have agreed to enter into an Agreement and Plan of Merger with the terms and conditions set forth in the form of merger agreement substantially in the form attached hereto as Exhibit G (the "Merger Agreement");

     WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date hereof. The term "Affiliated" has a correlative meaning. Notwithstanding the foregoing, for all purposes hereof, neither the Company nor any of its Subsidiaries shall be deemed an "Affiliate" of any TPG Person. Notwithstanding the foregoing, for all purposes hereof, (a) the Investor and each Person Controlled by, Controlling or under common Control with the Investor (each, a "TPG Person") shall not be deemed an "Affiliate" of any Designated Purchaser Person (as defined below), and no Designated Purchaser, and no Person Controlled by, Controlling or under common Control with such Designated Purchaser (each, a "Designated Purchaser Person"), shall be deemed an "Affiliate" of any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of this Agreement or the transactions contemplated hereby and (b) neither the Company nor any of its Subsidiaries shall be deemed a TPG Person or an "Affiliate" of any TPG Person.

     "Agreement" has the meaning set forth in the preamble hereto.

     "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings. Notwithstanding the foregoing, for all purposes hereof, no TPG Person shall be deemed to Beneficially Own any securities that are held by any Designated Purchaser Person, and no Designated Purchaser Person shall be deemed to Beneficially Own any securities that are held by any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of this Agreement or the transactions contemplated hereby.

     "Board Nominees" has the meaning set forth in Section 5.02(a).

     "Board of Directors" means the board of directors of the Company.

     "Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "By-laws" means the By-laws of the Company, as amended from time to time.

     "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Certificate of Incorporation" means the Restated Certificate of Incorporation of the Company, as amended from time to time.

     "Change in Control" means: (a) the failure by TPG Persons to own (and retain the right to vote), directly or indirectly, beneficially and of record, Equity Interests in the Company representing greater than 15% of each of the aggregate ordinary Voting Power and aggregate value represented by the issued and outstanding Equity Interests in the Company; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or Group, of Equity Interests representing a greater percentage of either the aggregate ordinary Voting Power or the aggregate value represented by the issued and outstanding Equity Interests in the Company then owned, directly or indirectly, beneficially and of record, by TPG Persons; or (c) occupation of a majority of the seats (other than vacant seats) on the Board of Directors by Persons who were neither (i) nominated by the Board of Directors nor (ii) appointed by directors so nominated.

     "Claim" has the meaning set forth in Section 10.04(c).

     "Class I" means the class of directors of the Board of Directors whose initial term expired at the annual meeting of stockholders of the Company in 1996 and has expired or will expire at every third annual meeting thereafter.

     "Class II" means the class of directors of the Board of Directors whose initial term expired at the annual meeting of stockholders of the Company in 1997 and has expired or will expire at every third annual meeting thereafter.

     "Class III" means the class of directors of the Board of Directors whose initial term expired at the annual meeting of stockholders of the Company in 1998 and has expired or will expire at every third annual meeting thereafter.

     "Closing" has the meaning set forth in Section 2.02.

     "Closing Date" has the meaning set forth in Section 2.02.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commission" means the U.S. Securities and Exchange Commission.

     "Common Stock" has the meaning set forth in the recitals hereto.

     "Company" has the meaning set forth in the preamble hereto.

     "Company Benefit Plans" means each employee or director benefit or compensation plan, arrangement or agreement, including pension, savings, welfare, medical or life insurance, severance, fringe benefit, executive compensation, deferred compensation, incentive, bonus and long-term performance option and other equity-based compensation plans, arrangements or agreements, including any "employee benefit plans" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement that was entered into or is maintained by or to which the Company or any of its Subsidiaries contribute or is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise, or otherwise providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries.

     "Company Documents" means each document, instrument or certificate, other than this Agreement, to be executed and delivered by the Company and/or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, including the Series A Certificate of Designations, the Indenture, the Indenture Ancillary Documents, the Notes, the Warrant Certificates, the Registration Rights Agreement, the Credit Agreement, the Credit Agreement Ancillary Documents, the Italian Credit Agreement Amendment, the Italian Ancillary Documents and the Merger Agreement.

     "Consolidated Backlog" for any calendar month means, as of any measurement date, the sum total of wafers (as measured in millions of square inches) which has been shipped in respect of bona fide sales to third party customers during such month to (and including) such measurement date and remaining shipments which are reasonably expected by the Company to be made in respect of bona fide sales to third party customers from (but excluding) such measurement date through the last calendar day of the month by the Company and its consolidated Subsidiaries. Amounts expected to be shipped shall be evidenced by third party customer orders including purchase orders, purchase order releases pursuant to blanket purchase orders and/or customer buy plans communicated by electronic data interchange communications, e-mail messages or via telephone to a customer service representative or salesperson of the Company or a Subsidiary.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

     "Conversion Shares" has the meaning set forth in the recitals hereto.

     "Covered Securities" has the meaning set forth in Section 7.11(b) hereof.

     "Credit Agreement" has the meaning set forth in the recitals hereto.

     "Credit Agreement Ancillary Documents" means the ancillary documents contemplated by the Credit Agreement to be executed and delivered in connection with the execution and delivery of the Credit Agreement.

     "Credit Agreement Lenders" means the "Lenders" as such term is defined in the Credit Agreement.

     "Derivative Securities" means any subscriptions, options, conversion rights, warrants, or other agreements, securities or commitments of any kind obligating the Company or any Person to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Equity Interests of the Company or any of its Subsidiaries.

     "Designated Purchaser" has the meaning set forth in Section 10.10(b) hereof.

     "Designated Purchaser Person" has the meaning set forth in the definition of "Affiliate."

     "DGCL" means the Delaware General Corporation Law.

     "Disclosure Schedule" means the Disclosure Schedule of the Company that is attached hereto.

     "Environmental Laws" means any Law relating in any way to the environment; the protection, preservation or restoration of natural resources; the management (including generation, use, handling, transportation, storage, treatment and disposal) of Hazardous Materials; the Release or threatened Release of any Hazardous Materials into the environment or health and safety matters.

     "Environmental Liability" means any liability, contingent or otherwise (including any costs, obligations, expenses, losses or other liability in connection with personal injury, strict liability, damages, diminution of value, investigation, monitoring, remediation, administrative oversight costs, fines, penalties or indemnities) of the Company or any Subsidiary directly or indirectly arising or resulting from or based upon (a) violation of any Environmental Law, (b) the management, including generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is retained, assumed or imposed with respect to any of the foregoing.

     "E.ON Purchase Agreement" means the Purchase Agreement dated as of September 30, 2001 among E.ON AG, E.ON North America, Inc., E.ON International Finance B.V., FIDELIA Corporation, VEBA Zweite Verwaltungsgesellchaft mbH, TPG Partners III, L.P., T3 Partners, L.P., T3 Partners II, L.P. and the Investor.

     "Equity Interests" means, as to any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other interests of such Person that are denominated, or have substantially the characteristics of, equity interests.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Company or any of its Subsidiaries as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

     "ERISA Event" means (a) any "reportable event" described in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC);
(b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or the filing of an application pursuant to Section 412(e) of the Code or Section 304 of ERISA for any extension of an amortization period;
(c) the provision or filing of a notice of intent to terminate a Plan other than a standard termination within the meaning of Section 4041 of ERISA or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under
Section 4042 of ERISA or the occurrence or existence of any other event or condition which might reasonably be expected to constitute grounds for the termination of, the appointment of a trustee to administer, any Plan other than in a standard termination within the meaning of Section 4041 of ERISA or the imposition of any lien on the assets of the Company or any of its Subsidiaries or ERISA Affiliates under ERISA, including as a result of the operation of
Section 4069 of ERISA; (g) the incurrence by the Company, any of its Subsidiaries or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or with respect to the withdrawal from a Multiple Employer Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or by reason of the provisions of Section 4064 of ERISA upon the termination of a Multiple Employer Plan; or (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

     "Foreign Company Benefit Plans" means each Company Benefit Plan maintained for the benefit of the employees of the Company or any of its Subsidiaries located outside the United States.

     "GAAP" means generally accepted accounting principles in the United States of America consistently applied.

     "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including the NYSE), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Group" has the same meaning as is used with respect to that term in Rule 13d-5 under the Exchange Act as in effect on the date hereof.

     "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

     "Guarantor" has the meaning set forth in the Registration Rights Agreement.

     "Hazardous Materials" means any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is classified or regulated under any Environmental Law.

     "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

     "Holdings" has the meaning set forth in the recitals hereto.

     "Holdings Class A Common Stock" shall have the meaning set forth in Section 4.06(b).

     "Holdings Class B Common Stock" shall have the meaning set forth in Section 4.06(b).

     "Holdings Common Stock" has the meaning set forth in Section 4.06(b).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

     "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term "Indebtedness" shall not include (a) obligations under Hedging Agreements or (b) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock.

     "Indemnified Company Parties" has the meaning set forth in Section
10.04(b).

     "Indemnified Investor Parties" has the meaning set forth in Section
10.04(a).

     "Indemnified Party" has the meaning set forth in Section 10.04(c).

     "Indenture" has the meaning set forth in the recitals hereto.

     "Indenture Ancillary Documents" means the ancillary documents contemplated by the Indenture to be executed and delivered in connection with the execution and delivery of the Indenture.

     "Insolvency Event" means (a) the Company or any of its Subsidiaries commences a voluntary case concerning itself under Title 11 of the United States Code as now or hereafter in effect, or under any state insolvency, liquidation, rehabilitation or similar statute or any successor statutes thereto ("Insolvency Statutes"); (b) an involuntary case is commenced against the Company or any of its Subsidiaries under an Insolvency Statute; (c) a custodian is appointed under any applicable Insolvency Statute for, or takes charge of, all or any substantial part of the property of the Company or any of its Subsidiaries; (d) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or any of its Subsidiaries is commenced (i) by the Company or any of its Subsidiaries or (ii) by any other Person; (e) the Company or any of its Subsidiaries is adjudicated insolvent or bankrupt; (f) any order of relief or other order approving any such case or proceeding is entered; (g) the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors; or (h) the Company or any of its Subsidiaries shall state in writing that it is unable to pay, or shall be unable to pay, its debts, generally as they become due.

     "Insolvency Statutes" has the meaning set forth in the definition of "Insolvency Event."

     "Investor" has the meaning set forth in the preamble hereto.

     "Investor Documents" means each document, instrument or certificate, other than this Agreement, to be executed and delivered by the Investor in connection with the consummation of the transactions contemplated by this Agreement, including the Registration Rights Agreement.

     "Investor Group" means, collectively, the Investor, the Designated Purchasers (if any), the Notes Designees and the respective Affiliates of such Persons.

     "Investor Information" has the meaning set forth in Section 7.09(b).

     "Italian Ancillary Documents" means the ancillary documents contemplated by the Italian Credit Agreement Amendment to be executed and delivered in connection with the execution and delivery of the Italian Credit Agreement Amendment, including, without limitation, any amendments to the Company's guarantee of the Italian Credit Agreement.

     "Italian Closing" has the meaning set forth in Section 2.02.

     "Italian Closing Date" has the meaning set forth in Section 2.02.

     "Italian Credit Agreement" means the euro 55,000,000 Amended and Restated Credit Agreement dated as of September 22, 2001 between the Italian Subsidiary and E.ON International Finance B.V., as amended from time to time.

     "Italian Credit Agreement Amendment" has the meaning set forth in the recitals hereto.

     "Italian Credit Agreement Lenders" means the "Lenders" as such term is defined in the Italian Credit Agreement Amendment.

     "Italian Subsidiary" has the meaning set forth in the recitals hereto.

     "Law" means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, directives or determination of any Governmental Authority.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loans" has the meaning set forth in the E.ON Purchase Agreement.

     "Losses" has the meaning set forth in Section 10.04(a).

     "Material Adverse Effect" means any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (a) the business, assets, operations, properties, financial condition or contingent liabilities of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company or any of its Subsidiaries to perform their obligations under the Company Documents or (c) any rights of or benefits available to the Investor, the Notes Designees, the Credit Agreement Lenders or the Designated Purchasers under the Company Documents.

     "Merger Agreement" has the meaning set forth in the recitals hereto.

     "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the loans made under the Credit Agreement or the Notes.

     "Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by the Company or a Subsidiary Loan Party (as defined in the Credit Agreement) and identified on Section 1.01(A) of the Disclosure Schedule, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted in connection with the Credit Agreement or the Indenture.

     "Multiple Employer Plan" means an employee benefit plan described in
Section 4063 of ERISA.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Notes" has the meaning set forth in the recitals hereto.

     "Notes Designees" means those Persons designated by the Investor to participate in the Notes Exchange.

     "Notes Exchange" has the meaning set forth in Section 2.01.

     "NYSE" has the meaning set forth in Section 3.03(b).

     "NYSE Rules" has the meaning set forth in Section 3.03(b).

     "Offer to Purchase" has the meaning set forth in Section 7.11(b).

     "Option Plan" means the Company's Equity Incentive Plan, as amended from time to time.

     "Original Number of Combined Shares" means the Original number of Conversion Shares plus the Original Number of Warrant Shares.

     "Original Number of Conversion Shares" means the number of Conversion Shares as of the Closing (assuming that all conditions precedent to receipt of Conversion Shares in respect of the then-outstanding shares of Series A Preferred Stock have occurred, including conversion of the Series A Preferred Stock and receipt by the Company of the Shareholder Approval), which number shall be adjusted in accordance with any adjustment made to the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock pursuant to the Series A Certificate of Designations. For the purposes of determining the percentage of the Original Number of Conversion Shares that is Beneficially Owned by the Investor, any Designated Purchaser or any of their respective Affiliates, such calculation shall be made assuming all conditions precedent to receipt of Conversion Shares in respect of the then-outstanding shares of Series A Preferred Stock have occurred or been satisfied, including receipt by the Company of the Shareholder Approval and conversion of the Series A Preferred Stock in accordance with the terms thereof.

     "Original Number of Series A Shares" means the number of shares of Series A Preferred Stock outstanding as of the Closing.

     "Original Number of Warrant Shares" means the number of Warrant Shares as of the Closing (assuming that all conditions precedent to receipt of Warrant Shares in respect of the then-outstanding Warrants have occurred, including exercise of the Warrants and receipt by the Company of the Shareholder Approval), which number shall be adjusted in accordance with any adjustment made to the number of Warrant Shares issuable upon exercise of the Warrants pursuant to the Warrant Certificate. For the purposes of determining the percentage of the Original Number of Warrant Shares that is Beneficially Owned by Note Designees, TPG Persons or any of their respective Affiliates, such calculation shall be made assuming all conditions precedent to receipt of Warrant Shares in respect of the then-outstanding Warrants have occurred or been satisfied, including receipt by the Company of the Shareholder Approval and exercise of the Warrants in accordance with the terms thereof.

     "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Plan" means any employee pension benefit plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA.

     "Proceeding" means any claim, suit, action, proceeding, arbitration or investigation by or before any Governmental Authority.

     "Proxy Statement" means a proxy statement prepared, filed with the Commission and used by the Company in connection with a Shareholder Meeting.

     "Purchase Agreement" means a legal, valid and binding agreement of a Person or Persons (each, a "Purchaser") pursuant to which such Purchaser or Purchasers agrees to purchased Covered Securities, which agreement is enforceable against such Purchaser or Purchasers in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity).

     "Registration Rights Agreement" has the meaning set forth in the recitals hereto.

     "Regulatory Approvals" means (a) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Authority, and (b) any and all waiting periods imposed by applicable laws.

     "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material in, on, onto or into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

     "Representatives" means, with respect to any Person, any of such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

     "Required Regulatory Approval" means any of the following Regulatory
Approvals: (i) those regulatory approvals necessary under the HSR Act or required under the Securities Act, the Exchange Act or the securities laws of the several states of the United States, for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement; (ii) the filing by the Company of the Series A Certificate of Designations with the Secretary of State of the State of Delaware; or (iii) those Regulatory Approvals set forth in Section 1.01(B) of the Disclosure Schedule.

     "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

     "Restructuring" has the meaning set forth in Section 2.01.

     "Restructuring Agreement" has the meaning set forth in the recitals hereto.

     "SEC Reports" means (i) the Company's Annual Report on Form 10-K for each of the fiscal years ended December 31, 2000, 1999 and 1998; (ii) the Company's Quarterly Report on Form 10-Q for each of the periods ended June 30, 2001 and March 31, 2001; and (iii) each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement filed by the Company with the Commission on or since January 1, 1998 and prior to the date hereof, in each case in the form (including exhibits and any amendments or supplements thereto) filed with the Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

     "Series A Certificate of Designations" has the meaning set forth in the recitals hereto.

     "Series A Preferred Stock" has the meaning set forth in the recitals hereto.

     "Shareholder Approval" means (i) any necessary approval by the stockholders of the Company relating to the Series A Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares under the rules and regulations of the NYSE,
(ii) the approval by the stockholders of the Company of the plan of merger contained in the Merger Agreement in accordance with the DGCL and (iii) the approval by the stockholders of the Company of a one-for-two reverse split of the Common Stock.

     "Shareholder Approval Proposal" means a proposal made by the Board of Directors to the stockholders of the Company in accordance with the DGCL to consider and vote on the Shareholder Approval.

     "Shareholder Meeting" has the meaning set forth in Section 7.09(a).

     "Solicitation Date" means, with respect to any Covered Securities, the earlier of (i) the eleventh day following the day on which an Offer to Purchase with respect to such Covered Securities is given and (ii) the date on which the Investor shall have, or shall be deemed to have, declined to purchase such Covered Securities, in each case pursuant to Section 7.11(b) hereof.

     "Special Committee" means a committee of the Board of Directors consisting of directors who are not Representatives of (a) E.ON AG, E.ON North America, Inc., E.ON International Finance B.V., FIDELIA Corporation, VEBA Zweite Verwaltungsgesellchaft mbH or their Affiliates or (b) a TPG Person.

     "Special Committee Approval" means the approval by the Special Committee of the Restructuring, the Company's issuance of the Series A Preferred Stock, the Company's issuance of the Notes, including the Company's issuance of the Warrants and, in each case, of the terms thereof.

     "Stated Value" means the stated value of the Series A Preferred Stock, as set forth in the Series A Certificate of Designation.

     "Subsequent Reports" has the meaning set forth in Section 3.04(e).

     "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary" means any subsidiary of the Company.

     "Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Third Party Claim" has the meaning set forth in Section 10.04(c).

     "TPG Person" has the meaning set forth in the definition of "Affiliate."

     "U.S. Company Benefit Plans" means each Company Benefit Plan maintained for the benefit of the employees of the Company of any of its Subsidiaries located in the United States.

     "Voting Power" means, with respect to any Voting Securities, the aggregate number of votes attributable to such Voting Securities that could generally be cast by the holders thereof for the election of directors at the time of determination (assuming such election were then being held).

     "Voting Securities" means, (a) with respect to the Company, the Equity Interests of the Company entitled to vote generally for the election of directors of the Company, and (b) with respect to any other Person, any securities of or interests in such Person entitled to vote generally for the election of directors or any similar managing person of such Person.

     "Warrants" has the meaning set forth in the recitals hereto. References to a number of Warrants shall refer to the number of Warrant Shares issuable upon exercise of such Warrants.

     "Warrant Certificate" has the meaning set forth in the recitals hereto.

     "Warrant Shares" means the shares of Common Stock issued, or issuable upon, exercise of the Warrants.

     "Wholly Owned Subsidiary" means, as to any Person, a Subsidiary of such Person of which 100% of the Equity Interests (other than directors' qualifying shares or similar shares) is owned, directly or indirectly, by such Person.

     "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the exhibits and schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. Words of inclusion shall not be construed as terms of limitation herein, so that references to "include", "includes" and "including" shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any agreement, certificate or other document defined in this Agreement shall also include, in each case, any amendment or restatement thereof or any supplement thereto.

                                   ARTICLE II

                                  RESTRUCTURING

     Section 2.01. Restructuring. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, (i) the Investor will exchange the then outstanding Holdings Class A Common Stock held by the Investor, free and clear of all Liens, in return for the issuance by the Company to the Investor of 260,000 shares of Series A Preferred Stock, free and clear of all Liens, (ii) the Investor will cause the Credit Agreement Lenders to execute and deliver, and the Company will execute and deliver or cause its Subsidiaries to execute and deliver, as applicable, the Credit Agreement and the Credit Agreement Ancillary Documents, (iii) the Investor will cause the Notes Designees to deliver the Loans set forth on Schedule 1 in exchange for (A) the issuance by the Company to the Notes Designees, as specified by the Investor, of $50,000,000 in principal amount of the Notes and (B) Warrant Certificates evidencing 16,666,667 Warrants (the "Notes Exchange"), (iv) the Investor will execute and deliver, and the Company will execute and deliver, and cause the Guarantors to execute and deliver, the Registration Rights Agreement, (v) the Company will execute and deliver, and cause the Italian Subsidiary to execute and deliver, and the Investor will execute and deliver, and cause the Italian Credit Agreement Lenders to execute and deliver, in each case as applicable, the Italian Credit Agreement Amendment and the Italian Ancillary Documents, and (vi) each of the Investor and the Company will execute and deliver the Merger Agreement (all such actions, collectively, the "Restructuring").

     Section 2.02. Restructuring Closing. (a) The closing of the transactions described in Section 2.01 (other than the Italian Closing, as defined herein) (the "Closing") shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, Washington, D.C., at 10:00 a.m., Eastern Standard Time, on November 8, 2001, following satisfaction or, if permissible, waiver, of the conditions set forth in Sections 8.01 and 8.02 hereof, or at such other time and place as the parties may agree (the date on which the Closing occurs, the "Closing Date"). The closing of the Italian Credit Agreement Amendment (the "Italian Closing") shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, Washington, D.C., at 10:00 a.m., Eastern Standard Time, on such date after the Closing as the parties may agree, but in no event later than 10 Business Days after the Closing, or at such other time and place as the parties may agree (the date on which the Italian Closing occurs, the "Italian Closing Date").

     (b) At the Closing:

          (i) The Company shall, as applicable, deliver or cause to be delivered to the Investor (A) certificates representing the shares of Series A Preferred Stock to be issued to the Investor pursuant to Section 2.01 (registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Closing Date), (B) the Credit Agreement and the Credit Agreement Ancillary Documents, executed as applicable by the Company and its Subsidiaries, (C) the Indenture and the Indenture Ancillary Documents, executed as applicable by the Company and its Subsidiaries, (D) certificates representing (1) the Notes to be issued pursuant to Section 2.01 to the Notes Designees, as specified by the Investor, and (2) the Warrants to be issued pursuant to Section 2.01 to the Notes Designees, as specified by the Investor (in each case, registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Closing Date), in each case after executing such Notes and Warrants and causing such Notes to be authenticated by the trustee under the Indenture, (E) the Registration Rights Agreement executed by the Company, and (F) the Merger Agreement executed by the Company, together with the other documents, certificates and opinions to be delivered pursuant to Section 8.01; and

          (ii) the Investor shall, as applicable, deliver or cause to be delivered (A) in full payment for the shares of Series A Preferred Stock to be acquired by, and issued to, the Investor pursuant to Section 2.01, the then outstanding Holdings Class A Common Stock, (B) the Credit Agreement, executed by the Credit Agreement Lenders, (C) in full payment for the Notes and Warrants to be issued to the Notes Designees pursuant to Section 2.01, the Loans set forth on Schedule 1 duly endorsed in blank, or accompanied by appropriate bond powers, in proper form for transfer, and an instrument assigning all of the holders' right, title and interest in such Loans and any related security agreements to the Company, (D) the Registration Rights Agreement executed by the Investor, and (E) the Merger Agreement executed by the Investor, together with the other documents, certificates and opinions to be delivered pursuant to Section 8.02. Promptly following the Closing, the Company shall cancel the Loans delivered or caused to be delivered by the Investor pursuant to this Section 2.02(b) and take all other necessary action to effect such cancellation.

     (c) At the Italian Closing:

          (i) The Company shall, as applicable, deliver or cause to be delivered to the Investor the Italian Credit Agreement Amendment and the Italian Ancillary Documents, executed by the Company and the Italian Subsidiary, as applicable.

          (ii) The Investor shall, as applicable, deliver or cause to be delivered to the Company the Italian Credit Agreement Amendment and the Italian Ancillary Documents, executed by the Investor and the Italian Credit Agreement Lenders, as applicable.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to, and agrees with, the Investor as of the date hereof and as of the Closing Date as follows:

     Section 3.01. Organization; Powers. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     Section 3.02. Authorization; Enforceability . (a) This Agreement and Company Documents entered into or to be entered into by the Company or any of its Subsidiaries are within the corporate power of the Company or its Subsidiaries, as the case may be, and have been duly authorized by all necessary action (except as contemplated by this Agreement with respect to the Shareholder Approval). This Agreement has been duly executed and delivered by the Company and constitutes, and each Company Document, when executed and delivered by the Company or its Subsidiaries, as the case may be, will constitute, a legal, valid and binding obligation of the Company or such Subsidiaries, as the case may be, enforceable against the Company or such Subsidiaries, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Board of Directors, acting through the Special Committee, has approved the execution and delivery of this Agreement by the Company and has approved the consummation of the transactions contemplated by this Agreement and the Company Documents. The Company has delivered to the Investor true and correct copies of (i) resolutions adopted by the Special Committee to the foregoing effects and (ii) resolutions adopted by the Board of Directors delegating authority to the Special Committee with respect to this Agreement and the consummation of the transactions contemplated by this Agreement and the Company Documents. As of the Italian Closing Date, the board of directors of the Italian Subsidiary shall have approved the execution and delivery of the Italian Credit Agreement Amendment and the Italian Ancillary Documents and the Company shall have delivered to the Investor true and correct copies of resolutions of such board of directors to the foregoing effect.

     (b) The Board of Directors, acting through the Special Committee, has, prior to the date hereof, taken all action necessary to exempt the Investor and its Affiliates from the application of Section 203 of the DGCL in respect of the ownership by the Investor and/or its Affiliates of interests in the Company.

     (c) The Board of Directors, acting through the Special Committee, has, in accordance with Section 251 of the DGCL, adopted a resolution approving the Merger Agreement, declaring its advisability and recommending that the Merger Agreement be submitted to the Company's stockholders.

     Section 3.03. Governmental Approvals; No Conflicts. (a) The execution, delivery and performance of this Agreement and the Company Documents and the consummation of the transactions contemplated thereby (i) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority, except for the Required Regulatory Approvals and such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created in connection with the Indenture or the Credit Agreement, (ii) will not violate any applicable Law, including any applicable business combination, control share and any other similar anti-takeover statutes, or the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries or any order of any Governmental Authority, (iii) except as set forth in Section 3.03(a) of the Disclosure Schedule, will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by the Company or any of the Subsidiaries, (iv) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Subsidiaries, except Liens created in connection with the Indenture and the Credit Agreement, and (v) will not give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of the charter by-laws or other organizational documents or any agreement or instrument applicable to the Company of any of its Subsidiaries.

     (b) Other than the Shareholder Approval, no consent or approval of the Company's stockholders is required by Law, the Certificate of Incorporation, the By-laws, the rules (the "NYSE Rules") of the New York Stock Exchange, Inc. ("NYSE") relating to the listing or trading of the Conversion Shares or Warrant Shares on the NYSE, or otherwise, for the execution, delivery and performance by the Company or its Subsidiaries of this Agreement and the Company Documents and the consummation of the transactions contemplated thereby.

     (c) Except as set forth in Section 3.03(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not constitute a "Change in Control" or "Change of Control" (or similar concept) as such term (or concept) is defined in any material contract, agreement, indenture, mortgage, note, lease or other instrument to which the Company of any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which the properties of the Company or any such Subsidiary is subject.

     Section 3.04. Financial Condition; No Material Adverse Change. (a) As of their respective dates, each of the SEC Reports and each registration statement, report, proxy statement, information statement or other statement filed by the Company with the Commission after the date hereof and before the Closing Date (collectively, the "Subsequent Reports") (i) was, or will be, as the case may be, timely filed with the Commission; (ii) complied, or will comply, as the case may be, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and (iii) did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore furnished to the Investor its unaudited consolidated balance sheet as of September 30, 2001 and the related consolidated statements of income and cash flow for the nine months then ended. Each of (x) the Company's unaudited consolidated balance sheet as of September 30, 2001 and (y) the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the SEC Reports or any Subsequent Reports fairly presents, or will fairly present, as the case may be, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof, and each of
(i) the Company's unaudited consolidated statements of income and cash flow for the nine months ended September 30, 2001 and (ii) the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the SEC Reports or any Subsequent Reports, fairly presents or will fairly present, as the case may be, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the Commission.

     (b) Except as set forth in Section 3.04(b) of the Disclosure Schedule, none of the Company or its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) required by GAAP to be set forth on the Balance Sheet (as defined below) of the Company except as reflected or reserved against on the unaudited consolidated balance sheet of the Company at June 30, 2001 as set forth in the SEC Reports (the "Balance Sheet") or in the notes thereto. Except as set forth in Section 3.04(b) of the Disclosure Schedule, since June 30, 2001, the Company has not incurred any liabilities or obligations except such as would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) Since September 30, 2001, there has been no material adverse change in the business, assets, operations, properties, financial condition, contingent liabilities or prospects of the Company or the Company and its Subsidiaries, taken as a whole.

     (d) Except as heretofore communicated to the Investor, its Affiliates or their respective directors, officers, employees, agents or advisors by the Company in writing or as otherwise reflected in the customer specific revenue and volume information communicated in writing to the Investor, its Affiliates or their respective directors, officers, employees, agents or advisors, since December 31, 2000, none of the 20 largest customers of the Company and its Subsidiaries (as of December 31, 2000 or September 30, 2001) has indicated orally or in writing its intention or desire to materially alter or discontinue, in whole or in material part, its relationship with the Company and its Subsidiaries.

     (e) Since September 30, 2001, other than the amalgamation of MEMC Partecipazioni S.r.l. with and into the Italian Subsidiary, there has not been any issuance or sale, or any direct or indirect purchase, redemption or other acquisition of any shares of the Company's or any Subsidiary's Equity Interests or any Derivative Securities by the Company or any of its Subsidiaries, other than pursuant to or as contemplated by this Agreement or the Option Plan.

     (f) The Company has heretofore furnished to the Investor, its Affiliates or their respective directors, officers, employees, agents or advisors daily reports of Consolidated Backlog from October 11, 2001 through the Closing Date. Each such report as of its date was complete and accurate in all material respects.

     Section 3.05. Properties. (a) Except as set forth on Section 3.05(a) of the Disclosure Schedule, the Company and each of the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and subject to Liens permitted under
Section 6.02 of the Credit Agreement.

     (b) The Company and each of the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and to the Company's knowledge after due inquiry the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     (c) Section 3.05(c) of the Disclosure Schedule sets forth the address of each real property that is owned or leased by the Company or any of the Subsidiaries.

     (d) Neither the Company or any of the Subsidiaries has received notice of, or has knowledge of, any material pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Except as set forth on Section 3.05(d) of the Disclosure Schedule, none of the Mortgaged Property or any interest therein is subject to any right of first refusal, option or other contractual right to purchase any such Mortgaged Property or interest therein.

     Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitration or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect (other than as set forth in Section 3.06(a) of the Disclosure Schedule) or (ii) that involve this Agreement or the Company Documents, or the transactions contemplated thereby.

     (b) Except as set forth in Section 3.06(b) of the Disclosure Schedule and except with respect to any matters that, individually or in the aggregate, would not result in a Material Adverse Effect, neither the Company or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or has received any request for information from a Governmental Authority under any Environmental Law, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) knows of any past or present facts or circumstances that are reasonably likely to result in Environmental Liability, or (v) knows of any investigation or threatened investigation or judicial or administrative proceeding with respect to any of the foregoing.

     (c) Except as set forth on Section 3.06(c) of the Disclosure Schedule, none of the property currently owned, leased or operated by the Company or by its Subsidiaries is, or as a result of this transaction and the other transactions contemplated by the E.ON Purchase Agreement would be, subject to (i) any state or local Environmental Laws which would impose restrictions on the use of such property or require notice, disclosure or advance approval prior to such transactions, or (ii) any liens under any Environmental Laws.

     Section 3.07. Compliance with Law and Agreements. Except as set forth in Sections 3.06(b) and (c) of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect. No Default (as defined in the Credit Agreement) has occurred and is continuing.

     Section 3.08. Taxes. The Company and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not result in a Material Adverse Effect.

     Section 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has engaged in a transaction with respect to any employee benefit plan that would reasonably be expected to result in any material liability to the Company or any ERISA Affiliate pursuant to Section 4069 of ERISA.

     Section 3.09 of the Disclosure Schedule sets forth a complete list of the U.S. Company Benefit Plans meeting the criteria set forth on Section 3.09 of the Disclosure Schedule. The Company shall provide a complete list of Foreign Company Benefit Plans meeting the criteria set forth on Section 3.09 of the Disclosure Schedule as soon as reasonably practicable following the date hereof. The Company has heretofore made available to the Investor, its Affiliates or their respective directors, officers, employees, agents or advisors, either directly or through its public Commission filings, true and complete copies of each U.S. Company Benefit Plan and any amendments thereto except as otherwise set forth on Section 3.09 of the Disclosure Schedule and the following related documents: (i) the actuarial report and Form 5500 for such U.S. Company Benefit Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such U.S. Company Benefit Plan and (iii) the most recent summary plan description for such U.S. Company Benefit Plan and any material modifications thereto (if any). Except as set forth in Section 3.09 of the Disclosure Schedule, there is no formal arrangement or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to amend, modify or change any existing Company Benefit Plan.

     Except as set forth in Section 3.09 of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to the Company Benefit Plans (i) each Company Benefit Plan has been operated and administered substantially in accordance with its terms and applicable laws including, but not limited to ERISA and the Code, (ii) each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified, and, to the Company's knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan, (iii) no liability under Title IV has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder (other than liability for benefits or premiums payable to the PBGC) arising in the ordinary course that are not yet due), (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries, (D) benefits the full cost of which are borne by the current or former employee or director (or his or her beneficiary), (E) certain retiree medical benefit plans, (F) benefits under certain disability plans or (G) benefits under certain life insurance plans, each of (E), (F) and (G) designated as such on Section 3.09 of the Disclosure Schedule, (v) no Company Benefit Plan is a "multiemployer pension plan" (as defined in Section 3(37) of ERISA), (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code,
(vii) no "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to which the Company may incur material liability or may be otherwise materially damaged, and (viii) to the Company's knowledge, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plan or any trusts related thereto.

     Section 3.10. Disclosure. The Company has disclosed to the Investor, its Affiliates or their respective directors, officers, employees, agents or advisors all agreements, instruments and corporate or other restrictions to which the Company or any of the Subsidiaries is subject, and all other matters known to any of them (other than matters of a general economic nature), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Investor, its Affiliates or their respective directors, officers, employees, agents or advisors in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. The Investor acknowledges that actual results during any period or periods covered by such projected financial information may differ therefrom and such differences may be material.

     Section 3.11. Subsidiaries. Section 3.11 of the Disclosure Schedule sets forth the name of, and the ownership interest of the Company in, each Subsidiary.

     Section 3.12. Insurance. Section 3.12 of the Disclosure Schedule sets forth a description of all insurance maintained by or on behalf of the Company and its Subsidiaries. All premiums in respect of such insurance that are required to have been paid have been paid. The Company believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate in all material respects.

     Section 3.13. Labor Matters. There are no material strikes, lockouts or slowdowns against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened. Except as would not result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Company and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (b) the consummation of the transactions contemplated by this Agreement and the Company Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound. Except as set forth in Section 3.13 of the Disclosure Schedule, (i) no current or former employee, officer, director, or consultant of the Company or any of its Subsidiaries is entitled to any benefit, payment, forgiveness of indebtedness or accelerated vesting of any bonus, retirement, severance, change in control, job security or similar benefit or any other enhanced benefit as a result of this Agreement or the transactions contemplated by the E.ON Purchase Agreement, whether alone or in connection with any other event and (ii) the Company is not a party to any agreement, whether written or oral, (A) that would result in any payments that may be considered to be "parachute payments" under
Section 280G of the Code, whether or not such compensation would be deemed to be reasonable compensation for services rendered or (B) that would require the Company or any of its Subsidiaries to make any payments that would fail to be deductible under Section 162(m) or any other provision of the Code.

     Section 3.14. Capitalization; Securities. (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which 69,612,900 shares are outstanding and 3,079,510 shares are reserved for issuance under the Option Plan and an additional 3,600,000 shares have been properly authorized for issuance under the Option Plan but not formally reserved, and (ii) 50,000,000 shares of preferred stock, $0.01 par value, of which no shares are outstanding, no shares have been designated and no shares are reserved for issuance. All of such outstanding shares of Common Stock were duly authorized and validly issued and are fully paid and non-assessable.

     (b) Except for the options and purchase rights granted pursuant to the Option Plan and except as contemplated by this Agreement, there are no authorized or outstanding (or any obligations to authorize or issue) Derivative Securities.

     (c) Subject to the filing of the Series A Certificate of Designations with the Secretary of State of the State of Delaware, the shares of Series A Preferred Stock to be issued pursuant to this Agreement have been duly and validly authorized and, when issued as contemplated by this Agreement, will have been validly issued and will be fully paid and non-assessable. The Conversion Shares and the Warrant Shares have been duly and validly authorized and validly reserved for issuance, and when issued upon the conversion of Series A Preferred Stock and the exercise of the Warrants, respectively, will have been validly issued and will be fully paid and non-assessable. Prior to the issuance thereof, the Notes will have been duly and validly authorized by the Company and, upon execution and delivery thereof, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law. Except as set forth in Section 3.14 of the Disclosure Schedule, the registration of the Series A Preferred Stock, the Conversion Shares, the Warrants, the Warrant Shares and the Notes pursuant to the Registration Rights Agreement will not give rise to any registration rights on behalf of any Person under any agreement or instrument applicable to the Company (other than the Registration Rights Agreement). Other than pursuant to the Registration Rights Agreement or as set forth in Section 3.14(c) of the Disclosure Schedule, no Person has any right to require the Company to register securities of the Company under the Securities Act, and there are no shareholder or similar agreements to which the Company is a party.

     (d) The Company is eligible to register securities for resale on Form S-3 under the Securities Act.

     Section 3.15. Dividends, Stock Repurchases, Etc. Other than pursuant to this Agreement, the Series A Certificate of Designations, the Indenture or the Credit Agreement, or as restricted or limited by applicable Law, or as set forth in Section 3.15 of the Disclosure Schedule, there are no contractual or other restrictions or limitations on the ability of the Company or any of its Subsidiaries to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire, any of its Equity Interests.

     Section 3.16. No Rights Plan. The Company has not issued any rights or warrants to holders of Common Stock entitling the holders thereof to subscribe for or purchase Common Stock, which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, in each case in clauses (i) through (iii) until the occurrence of a specified event or events.

     Section 3.17. Exemption from Registration. Assuming the representations and warranties of the Investor set forth in Article IV are true and correct in all material respects, the issuance and delivery of the Series A Preferred Stock, the Notes and the Warrants pursuant to this Agreement, the acquisition of the Conversion Shares upon conversion of the Series A Preferred Stock and the acquisition of the Warrant Shares upon the exercise of the Warrants will be in compliance with the Securities Act and any applicable state securities laws and will be exempt from the registration requirements of the Securities Act and such state securities laws.

     Section 3.18. Financial Advisors and Brokers; Fairness Opinion. (a) Except for Houlihan Lokey Howard & Zukin, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Company in connection with this Agreement or the transactions contemplated thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company, any of its Subsidiaries or any of their respective directors, officers or employees. True and correct copies of all agreements between the Company, on the one hand, and Houlihan Lokey Howard & Zukin (or any of its Affiliates), on the other, have been delivered to the Investor.

     (b) The Special Committee has received an opinion of Houlihan Lokey Howard & Zukin to the effect that the Restructuring and the transactions contemplated thereby are fair, from a financial point of view, to the holders of the Common Stock of the Company other than E.ON North America, Inc., VEBA Zweite Verwaltungsgesellschaft mbH and their Affiliates, and such opinion has not been withdrawn or adversely modified.

     Section 3.19. Material Contracts. Except for this Agreement and those agreements and other documents filed as exhibits to the SEC Reports and except as set forth in Section 3.19 of the Disclosure Schedule, as of the date of this
Agreement: (i) neither the Company nor any of its Subsidiaries is a party to or bound by any "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or any non-competition agreement or other agreement or arrangement that materially restricts it or any of its Subsidiaries from competing in any line of business; (ii) neither the Company nor any of its Subsidiaries has entered into any amendment of any such "material contract" or waived any of its material rights under any such "material contract"; and (iii) no such "material contract" has been terminated. Each such "material contract" constitutes a legal, valid and binding obligation of the Company or such Subsidiaries, as the case may be, enforceable in accordance with its terms against the Company or such Subsidiary as the case may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Except as set forth in Section 3.19 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default under any such "material contract", and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except for such defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

     The Investor represents and warrants to and agrees with, the Company as of the date hereof and as of the Closing Date as follows:

     Section 4.01. Organization. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted.

     Section 4.02. Authorization; Enforceability. This Agreement and Investor Documents entered into or to be entered into by the Investor are within the Investor's powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Investor and constitutes, and each Investor Document, when executed and delivered by the Investor, will constitute, a legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     Section 4.03. Governmental Approvals; No Conflicts. The execution, delivery and performance of this Agreement and the Investor Documents entered into or to be entered into by the Investor and the consummation of the transactions contemplated thereby (i) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority, except for the Required Regulatory Approvals and such as have been obtained or made and are in full force and effect and except where the failure to obtain such consent or approval or make such registration or filing, individually or in the aggregate, would not result in a Material Adverse Effect, (ii) will not violate any applicable Law or the charter, by-laws or other organizational documents of the Investor or any order of any Governmental Authority and (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Investor or any of its assets, or give rise to a right thereunder to require any payment to be made by the Investor.

     Section 4.04. Financial Advisors and Brokers. Except for Salomon Smith Barney Inc., no Person has acted directly or indirectly as a broker, finder or financial advisor of the Investor in connection with this Agreement, the Investor Documents or the transactions contemplated thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor or any of its directors, officers or employees.

     Section 4.05. Purpose of Investment . Except as permitted pursuant to
Section 10.10(b), the Investor is acquiring the Series A Preferred Stock under this Agreement for its own accounts solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Investor acknowledges that the Series A Preferred Stock, the Conversion Shares, the Notes, the Warrants and the Warrant Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act.

     Section 4.06. Holdings. (a) Holdings is, or by the Closing Date will be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to carry on its business as it will be conducted and, except where the failure to do so, individually or in the aggregate, would not result in a material adverse effect on its business, assets operations or properties, qualified to do business in, and will be in good standing in, every jurisdiction where such qualification is required. A true and correct copy of the certificate of incorporation of Holdings is attached hereto as Exhibit J.

     (b) (i) The authorized capital stock of Holdings consists, or as of the Closing Date will consist, of (A) 9,000 shares of Class A Common Stock, par value $0.01 (the "Holdings Class A Common Stock"), of which 9,000 shares will be outstanding immediately preceding the Closing and (B) 1 share of Class B Common Stock, par value $0.01 (the "Holdings Class B Common Stock"), of which 1 share will be outstanding immediately preceding the Closing and, in each case, which will then be owned by the Investor (such shares, collectively, the "Holdings Common Stock"). As of the Closing, the Investor will be the lawful record and beneficial owner of all of the Holdings Common Stock, the Investor will have valid title thereto, free and clear of all Liens, and the Holdings Common Stock will be duly authorized and validly issued, fully paid and non-assessable.

     (ii) As of the Closing Date there will be no authorized or outstanding (or any obligations to authorize or issue) Derivative Securities of Holdings.

     (c) As of the Closing Date, Holdings will have all right, title and interest in the Loans set forth on Schedule 2 and will have no other debts or liabilities whatsoever. Holdings was incorporated solely for the purpose of holding such Loans and has not otherwise engaged in any business or operations.

     Section 4.07. Financial Ability to Make Loans. The Credit Agreement Lenders have adequate funds available to them to make the loans contemplated by the Credit Agreement.

                                   ARTICLE V

                                   GOVERNANCE

     Section 5.01. Board Size. For so long as the Investor is entitled to designate any Board Nominee for election to the Board of Directors, the Board of Directors shall consist of no more than 11, nor less than 5, directors.

     Section 5.02. Board Representation. (a) The Board of Directors shall, prior to the Closing, elect a total of four nominees designated in writing by the Investor (such persons, or replacements designated by the Investor, the "Board Nominees"), to the Board of Directors, to be allocated to Class I, Class II or Class III as specified by the Investor. Commencing with the annual meeting of stockholders of the Company the record date for which next follows the Closing Date, and at each annual meeting of stockholders of the Company thereafter, the Investor shall be entitled to present to the Board of Directors or the nominating committee thereof a number of nominees for election to the class of directors up for election to the Board of Directors at such annual meeting equal to the number of Board Nominees in such class immediately prior to such election and the Company shall use its best efforts to cause the election to the Board of Directors of such Board Nominees. If the Board of Directors shall cease to be a classified board, the Investor shall be entitled to present to the Board of Directors or the nominating committee thereof two nominees for election to the Board of Directors at each annual meeting of stockholders of the Company. In the event of the death, disability, resignation or removal of a Board Nominee, the Investor shall designate a replacement for such director, which replacement the Company shall cause to be elected to the Board of Directors.

     (b) The Company shall cause each Board Nominee designated for election to the Board of Directors pursuant to Section 5.02(a) to be included in the slate of nominees recommended by the Board of Directors to the stockholders of the Company for election as directors at the relevant annual meeting of the stockholders, and shall use its best efforts to cause the election of each such Board Nominee, including soliciting proxies in favor of the election of such person.

     (c) Notwithstanding the foregoing provisions of this Section 5.02, the Investor shall not be entitled to designate Board Nominees for election to the Board of Directors in the event that (i) less than $130,000,000 in Stated Value of the Series A Preferred Stock is outstanding or (ii) the Investor and its Affiliates do not Beneficially Own, in the aggregate, more than 50% of the then outstanding shares of Series A Preferred Stock. In the event that the Investor shall not be entitled to designate Board Nominees for election to the Board of Directors, the Board Nominees shall resign from the Board of Directors no later than the thirtieth day after the day on which the Investor becomes aware that the aggregate Beneficial Ownership of it and its Affiliates is reduced below the threshold ownership level of Original Number of Series A Shares specified in this Section 5.02(c). If a Board Nominee does not resign on or prior to such thirtieth day as required pursuant to the immediately preceding sentence, a majority of the Board of Directors (excluding any Board Nominees) shall have the right to remove such Board Nominee from the Board of Directors.

     (d) If the Board of Directors shall determine in good faith in the exercise of its fiduciary duties, that nomination of any person designated by the Investor for election to the Board of Directors would be contrary to the best interests of the Company, then the Company shall promptly notify the Investor of such determination (either in person, if such determination shall be made at a Board of Directors meeting at which a Board Nominee is present or by telephone (promptly confirmed in writing), if such determination shall be made at a Board of Directors meeting at which a Board Nominee is not present) and thereafter the Investor shall have a period of no less than five Business Days to designate a new person for nomination for election to the Board of Directors as a Board Nominee. The Board of Directors has approved the executives of the Investor set forth on Schedule 5.02(d) as Board Nominees for all purposes hereof as the date hereof.

     Section 5.03. Meetings. From and after the Closing Date, for so long as a Board Nominee serves as a member of the Board of Directors, each Board Nominee shall be invited to attend all regular and special meetings of the Board of Directors. The Company shall notify each Board Nominee of any such meeting no later than the time at which it notifies any other member of the Board of Directors of such meeting.

                                   ARTICLE VI

                              PRE-CLOSING COVENANTS

     Section 6.01. Taking of Necessary Action. Each of the parties hereto agrees to use its best efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms of the Agreement. Without limiting the foregoing, (i) the Company will use its best efforts to file the Series A Certificate of Designations with the Secretary of State of the State of Delaware, (ii) the Company will use its best effort to enter into or cause its Subsidiaries to enter into, as applicable, the Company Documents and (iii) the Investor and the Company will use their best efforts to make all filings with respect to, and to obtain, all Required Regulatory Approvals and other Regulatory Approvals necessary or, in the opinion of the Investor or the Company, advisable, in order to permit the consummation of the transactions contemplated hereby.

     Section 6.02. Conduct of Business. From the date hereof until the Closing Date, except as set forth on Section 6.02 of the Disclosure Schedule, the Company shall conduct its business and shall cause its Subsidiaries to conduct their respective businesses in, and only in, the ordinary course and shall use, and shall cause its Subsidiaries to use, their best efforts to preserve intact their respective present business organizations, operations, goodwill and relationships with third parties (including customers and vendors) and to keep available the services of the present directors, officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior written consent of the Investor (except as expressly permitted or required by this Agreement):

     (a) the Company shall not, and shall cause each of its Subsidiaries not to, other than in the ordinary course of business, sell any of the assets of the Company or its Subsidiaries (or the securities of entities holding the same) to any Person, other than the Company or a Wholly Owned Subsidiary of the Company, in one transaction or a series of related transactions, in which the fair value of the assets being sold, or the total consideration (in the form of cash or property and including any contingent consideration and any Indebtedness or other obligations assumed) to be received by the Company and its Subsidiaries, exceeds $50,000;

     (b) other than in the ordinary course of business consistent with past practice, the Company shall not, and shall cause each of its Subsidiaries not to, acquire any assets, in one transaction or series of related transactions, in which the total consideration (in the form of cash or property and including any contingent consideration and any Indebtedness or other obligations assumed) to be paid by the Company and its Subsidiaries exceeds $50,000;

     (c) the Company shall not, and shall cause each of its Subsidiaries, as the case may be, not to take any of the actions or enter into any of the agreements, commitments or transactions described below:

          (i) any change or amendment to the Certificate of Incorporation or By-laws or the certificate or articles of incorporation, bylaws or other organizational documents of any Subsidiaries of the Company;

          (ii) any issuance or sale, or any direct or indirect purchase, redemption or other acquisition of any shares of their respective Equity Interests or Derivative Securities, other than pursuant to this Agreement or transactions contemplated hereby or the Option Plan;

          (iii) any dividend or other distribution declared, set aside, paid or made with respect to Equity Interests by the Company or any of its Subsidiaries, except (x) dividends or other distributions made to the Company or to any Subsidiary of the Company and (y) dividends and distributions declared, set aside, paid or made by any joint venture in which the Company or any Subsidiary owns an equity interest, which dividends and distributions were declared, set aside, paid or made in accordance with the organizational documents or related service agreements of such joint venture as in effect on the date of such payment;

          (iv) any increase in excess of $50,000 in the Indebtedness of the Company and its Subsidiaries, taken as a whole, other than increases due to borrowings under existing lines of credit;

          (v) any amendment of any mortgage, Lien, lease, Regulatory Approval, loan agreement, indenture or other agreement, instrument or document, which amendment is material to the Company and its Subsidiaries, taken as a whole;

          (vi) any default, event of default or breach (or any event which, with notice or the passage of time or both, would constitute a default, event of default or breach) by the Company or any of its Subsidiaries of any credit, financing or other agreement or instrument relating to any Indebtedness, which default, event of default or breach is material to the Company and its Subsidiaries, taken as a whole;

          (vii) any commitment, agreement or transaction entered into, amended, or terminated (or any waiver of any rights or remedies under any of the foregoing) by the Company or any of its Subsidiaries (including any agreement with respect to any ongoing or threatened litigation) that is material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

          (viii) any entry into or amendment of any material employment, severance, compensation, consulting, retention, change of control or similar agreement with, or any material increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to, any employee of the Company or any of its Subsidiaries (other than agreements terminable without penalty or similar payment by the Company or such Subsidiary, as the case may be, on not more than 30 days' notice and increases in compensation payable or to become payable to employees (other than directors or officers) in the ordinary course of business consistent with past practice);

          (ix) any change in the financial accounting methods, principles or practices of the Company and its Subsidiaries for financial accounting purposes, except as required by GAAP or applicable Law;

          (x) other than the amalgamation of MEMC Partecipazioni S.r.l with and into the Italian Subsidiary, any adoption of any agreement or understanding with respect to any Change in Control, merger, consolidation or other reorganization with respect to the Company or any of its Subsidiaries, or any adoption of any plan, agreement or arrangement with respect to, or resolutions providing for, the liquidation or dissolution of the Company or any of its Subsidiaries; or

          (xi) any settlement or compromise of any Proceeding other than those in which the amount paid (to the extent not reimbursed with the proceeds of any insurance policy) does not exceed $50,000.

     (d) the Company shall not, and shall cause each of its Subsidiaries not to, take any action that it knows or has reason to believe would cause a representation or warranty of the Company set forth herein to be untrue in any material respect if made at such time, or a covenant of the Company set forth in
Article VII to fail to be satisfied as of the Closing Date; and

     (e) the Company shall not, and shall cause each of its Subsidiaries not to, commit or agree to do any of the foregoing.

     Section 6.03. Notifications. At all times prior to the Closing Date, the Investor shall promptly notify the Company and the Company shall promptly notify the Investor in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event which will or is reasonably likely to result in the failure to satisfy the conditions to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

                                  ARTICLE VII

                              ADDITIONAL COVENANTS

     Section 7.01. Financial and Other Information. (a) So long as TPG Persons Beneficially Own, in the aggregate, at least 25% of the Original Number of Combined Shares, the Company shall (and shall cause each of its Subsidiaries to) afford to the TPG Persons that then Beneficially Own Conversion Shares and their Representatives reasonable access, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's (or such Subsidiary's) business, to their respective properties, books, contracts, commitments and records (including information regarding any pending or threatened Proceeding to which the Company or any of its Subsidiaries is, or reasonably expects to be, a party) and to discuss the business, affairs, finances, regulatory status and other matters related to the purchase and Beneficial Ownership of the Series A Preferred Stock, Conversion Shares, Warrants or Warrant Shares with Representatives of the Company; provided, however, that neither the Company nor any Subsidiary shall be required to disclose any such information pursuant to this Section 7.01 to the extent that such disclosure (i) would result in the breach or violation of the confidentiality or non-disclosure provisions of any license or agreement to which the Company or any of its Subsidiaries is a party or (ii) in the opinion of outside legal counsel to the Company, would result in the Company's inability to assert the attorney-client privilege with respect to such information or require premature public disclosure thereof in accordance with applicable rules and regulations of the Commission promulgated under the Exchange Act.

     (b) Upon the written request of the Company, each TPG Person shall inform the Company of the number of Conversion Shares, Original Number of Conversion Shares, Warrants Shares or Original Number of Warrant Shares, as applicable, then Beneficially Owned by such TPG Person. Such information shall be delivered to the Company within five Business Days of the delivery of such request to such TPG Person. To the extent such information is not available to the public, the Company shall keep such information confidential.

     Section 7.02. Restricted Payments; Certain Payments of Indebtedness. From and after the Closing, so long as TPG Persons Beneficially Own, in the aggregate, at least 25% of the Original Number of Combined Shares, without the prior written approval of the Investor:

          (a) The Company will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (i) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock, (ii) the Company or any Subsidiary may pay dividends or other distributions with respect to any shares of their capital stock or the Series A Preferred Stock in accordance with the Series A Certificate of Designations, (iii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock and (iv) the Company may make Restricted Payments, not exceeding $200,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for directors, management or employees of the Company and the Subsidiaries, including the redemption or purchase of capital stock of the Company held by former directors, management or employees of the Company or any Subsidiary following termination of their employment.

          (b) The Company will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except (i) payment of Indebtedness permitted under the Credit Agreement, (ii) pursuant to the Restructuring, and (iii) payment of Indebtedness permitted under the Indenture.

     Section 7.03. Restrictive Agreements. From and after the Closing, so long as TPG Persons Beneficially Own, in the aggregate, at least 25% of the Original Number of Combined Shares, without the prior written approval of the Investor, the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions on, or to purchase, redeem or otherwise acquire to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or permitted under Section 6.10 of the Credit Agreement, (ii) the foregoing shall not apply to restrictions and conditions permitted by the Indenture and (iii) the foregoing shall not apply to restrictions and conditions imposed by Section 7.02.

     Section 7.04. Publicity. Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, neither the Company (nor any of its Affiliates) nor the Investor (nor any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any such public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

     Section 7.05. Status of Dividends. The Company agrees to treat the Series A Preferred Stock as equity for all Tax purposes unless the Company determines that there is no reasonable basis for such position. The Company shall take no action (other than as required by Law) that would jeopardize the availability of the dividends received deduction under Section 243(a)(1) of the Code for the distributions on the Series A Preferred Stock that are paid out of current or accumulated earnings and profits, if any.

     Section 7.06. Director and Officer Indemnification. (a) So long as any Board Nominee serves as a member of the Board of Directors or as an officer of the Company, the Company shall provide to each such individual indemnification and directors' and officers' insurance having terms and provisions no less favorable to such individuals than the indemnification and directors' and officers' insurance provided to other directors and officers of the Company (including coverage for matters based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring while such Board Nominee was a director, even though such Board Nominee may no longer be a director at the time any claim for indemnification or coverage under insurance is made).

     (b) So long as any Board Nominee serves as a member of the Board of Directors or as an officer of the Company, the Company shall not amend the Certificate of Incorporation or By-laws so as to adversely affect the rights of any such person with respect to indemnification by the Company for any Losses incurred by such person in such person's capacity as an officer or director of the Company.

     Section 7.07. Listing; Reservation. (a) So long as any TPG Person Beneficially Owns Conversion Shares or Warrant Shares, the Company shall use its best efforts to ensure that the Common Stock continues to be listed for trading on the NYSE. The Company will use its best efforts so that upon issuance all Conversion Shares and Warrant Shares will be listed for trading on the NYSE.

     (b) From and after the Closing, the Company shall at all times reserve and keep available, out of its authorized and unissued Common Stock, solely for the purpose of issuing Common Stock upon the conversion of the Series A Preferred Stock and the exercise of the Warrants, such number of shares of Common Stock free of preemptive rights as shall be sufficient to issue Common Stock upon the conversion of all outstanding shares of Series A Preferred Stock and upon the exercise of all outstanding Warrants.

     Section 7.08. Legend. (a) The Investor agrees to the placement of a legend (the "Private Placement Legend") substantially as set forth below on (i) certificates representing Series A Preferred Stock issued pursuant to the terms of this Agreement, (ii) certificates representing Conversion Shares, (iii) certificates representing the Notes issued pursuant to the terms of this Agreement, (iv) certificates representing Warrants issued pursuant to the terms of this Agreement, (v) certificates representing Warrant Shares and (vi) any certificate issued at any time in exchange or substitution for any certificate bearing such legend. The Private Placement Legend is substantially as follows:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

     (b) The Private Placement Legend shall be removed from a certificate representing Series A Preferred Stock, Conversion Shares, Notes, Warrants or Warrant Shares as applicable, if the securities represented thereby are sold pursuant to an effective registration statement under the Securities Act or there is delivered to the Company such satisfactory evidence, which may include an opinion of independent counsel, as reasonably may be requested by the Company, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such securities will not violate the registration and prospectus delivery requirements of the Securities Act.

     Section 7.09. Approval for Issuance of Shares. (a) The Company shall use its best efforts to obtain, as promptly as possible, the Shareholder Approval and take all action necessary to present the Shareholder Approval Proposal for a vote at each meeting of stockholders of the Company, annual or otherwise, held after the execution of this Agreement. Each meeting of stockholders at which the Shareholder Approval is considered is referred to herein as a "Shareholder Meeting." The Company shall use its best efforts to obtain the required approval of its stockholders of the Shareholder Approval Proposal at each Shareholder Meeting. The Company shall use its best efforts to hold a Shareholder Meeting no later than February 28, 2002 and shall file with the Commission a Proxy Statement with respect to such Shareholder Meeting no later than December 15, 2001.

     (b) Each Proxy Statement shall contain the recommendation of the Board of Directors that the stockholders approve the Shareholder Approval Proposal. The Company shall notify the Investor promptly of the receipt by it of any comments from the Commission or its staff and of any request by the Commission for amendments or supplements to such Proxy Statement or for additional information, and will supply the Investor with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission or the members of its staff or of any other Governmental Authority, on the other hand, with respect to such Proxy Statement. The Company shall give the Investor and its counsel a reasonable opportunity to review and comment on those portions of such Proxy Statement describing or referring to the Shareholder Approval Proposal or any member of the Investor Group (the "Investor Information") prior to the filing of the Proxy Statement with the Commission and shall give the Investor and its counsel a reasonable opportunity to review and comment on all amendments and supplements to the Investor Information and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission with respect to the Investor Information. The Company shall give reasonable consideration to any comments the Investor or its counsel may provide with respect to the Investor Information or any amendment or supplement thereto.

     (c) Notwithstanding anything to the contrary contained in this Section 7.09, the Company shall not be required to take any of the actions described in
Section 7.09(a) or (b) hereof with respect to the Shareholder Approval Proposal if, in the opinion of outside legal counsel to the Company, the Shareholder Approval is not required under the NYSE Rules to permit the actions described in the definition of "Shareholder Approval".

     (d) Each Proxy Statement, as of the date it is mailed to stockholders of the Company and as of the date of the relevant Shareholder Meeting, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this Section 7.09(d) shall not apply to any information provided to the Company in writing by any member of the Investor Group with respect to such member expressly for inclusion in the Proxy Statement.

     Section 7.10. Transactions with Affiliates. From and after the Closing, so long as TPG Persons Beneficially Own, in the aggregate, at least 25% of the Original Number of Combined Shares, the Company shall not, without the prior written approval of the Investor, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except such transactions that are permitted under the Credit Agreement and the Indenture.

     Section 7.11. Equity Issuances. (a) From and after the Closing, so long as TPG Persons Beneficially Own, in the aggregate, at least 25% of the Original Number of Combined Shares, the Company and each of its Subsidiaries shall not, without the prior written approval of the Investor, issue or sell any Equity Interests of the Company or any Subsidiary or any Derivative Securities in a transaction or series of related transactions (such transaction or series of related transactions, a "10% Transaction") as a direct or indirect result of which any Person (other than any institutionally managed, public held mutual fund registered with the Commission) or Group would have, or have the right to acquire, Beneficial Ownership of Equity Interests representing 10% or more of the aggregate Voting Power of the then-outstanding Voting Securities of the Company or any such Subsidiary; provided, however, that the Company may issue its Equity Interests in a 10% Transaction without any such approval if (i) the consideration to be received by the Company in such transaction is solely in the form of cash, (ii) the transaction is completed pursuant to a Purchase Agreement, and (iii) the Company has complied with the procedures set forth in
Section 7.11(b) hereof with respect to such transaction; and provided further, that, notwithstanding the foregoing any transaction expressly permitted pursuant to Section 6.02 hereof shall not constitute a 10% Transaction.

     (b) (i) Prior to any offer or sale by the Company of any of its Equity Interests (the "Covered Securities") in a 10% Transaction, the Company shall give written notice (a "Proposed Sale Notice") to the Investor of the Company's desire to sell the Covered Securities, which notice shall identify (A) the number of Covered Securities, (B) the terms of the Covered Securities and (C) any other material terms and conditions of the proposed offer or sale (other than a proposed sale price). The date on which such Proposed Sale Notice is given is referred to herein as the "Notice Date." On and prior to the Solicitation Date with respect to any Covered Securities, and following the Solicitation Date if the Company shall have delivered an Acceptance Notice with respect to such Covered Securities, the Company shall not, shall not permit any of its Subsidiaries or Affiliates to, and shall not authorize or permit any of its or their Representatives to, directly or indirectly, solicit or encourage the submission of any proposal from any Person (other than the Investor and its Affiliates), participate in any discussion or negotiations with any Person (other than the Investor and its Affiliates), or authorize, engage in or enter any agreement or understanding with any Person (other than the Investor and its Affiliates), with respect to the issuance or sale of such Covered Securities.

          (ii) The Investor shall have forty days following the Notice Date (the "Response Period") to notify the Company in writing (such notification, an "Offer to Purchase") of its offer, or an offer by any of its Affiliates, to purchase in cash all (but not less than all) of the Covered Securities referred to in the relevant Proposed Sale Notice. During the Response Period, if requested by the Investor or any of its Affiliates, the Company shall negotiate in good faith with the Investor or such Affiliate with respect to the terms of a proposed purchase of Covered Securities by the Investor or such Affiliate. Any Offer to Purchase shall set forth a proposed cash purchase price for such Covered Securities (the "Investor Price") and the proposed closing date for the purchase and may include other material terms and conditions of the proposed purchase. The Investor shall not be obligated to deliver an Offer to Purchase, and if an Offer to Purchase is not given prior to the end of the Response Period, the Investor shall be deemed to have declined to purchase such Covered Securities.

          (iii) The Company shall have ten days following the delivery of an Offer to Purchase to accept the offer made by the Investor or its Affiliates to purchase all (but not less than all) of the Covered Securities on the terms and subject to the conditions set forth in the Offer to Purchase by giving the Investor written notice to that effect (an "Acceptance Notice"). If, in accordance with the terms of the preceding sentence, the Company accepts the offer made by the Investor or its Affiliates to purchase such Covered Securities on the terms and subject to the conditions set forth in the Offer to Purchase, the closing for such transaction shall take place at a time and place reasonably acceptable to the Investor and the Company. If the Company does not give an Acceptance Notice in accordance with the terms of the first sentence of this paragraph, the Company shall be deemed to have rejected the offer set forth in the relevant Offer to Purchase.

          (iv) If the Company has complied with the foregoing provisions of this
     Section 7.11(b) and shall not have given an Acceptance Notice with respect to any Covered Securities following the Solicitation Date with respect to such Covered Securities, the Company may enter into a Purchase Agreement with any other Person with respect to all (but not less than all) of such Covered Securities within 40 days following such Solicitation Date (or within 60 days following such Solicitation Date, if such Purchase Agreement constitutes a customary underwriting agreement (an "Underwriting Agreement") that contemplates a bona fide offering of the Covered Securities to the public that is registered under the Securities Act) and sell all (but not less than all) of the Covered Securities pursuant to such Purchase Agreement within 70 days following such Solicitation Date (or within 100 days following such Solicitation Date if such sale is made pursuant to an Underwriting Agreement and constitutes a bona fide offering of the Covered Securities to the public that is registered under the Securities Act); provided that (i) the purchase price for such Covered Securities in such sale is at least 105% of the related Investor Price, if any, and (ii) the terms and conditions of such sale are otherwise not materially worse for the Company than those set forth in the related Offer to Purchase. If the Company has not executed a Purchase Agreement with respect to such Covered Securities within 40 days or 60 days, as the case may be, following the relevant Solicitation Date, or has not completed a sale of all of such Covered Securities within 70 days or 100 days, as the case may be, following the relevant Solicitation Date, the Company shall no longer be permitted to sell such Covered Securities without again fully complying with all the provisions of this Section 7.11, and all the restrictions contained in this Section 7.11 shall again be in effect with respect to such Covered Securities.

     Section 7.12. Fundamental Changes. From and after the Closing, so long as members of the Investor Group Beneficially Own, in the aggregate, at least 25% of the Original Number of Combined Shares, without the prior written approval of the Investor, the Company will not, and will not permit any Subsidiary to, (a) merge into, consolidate with or enter into any other business combination with any other Person, or permit any other Person to merge into, consolidate with or enter into any other business combination with it, if such merger, consolidation or business combination would result in a Change in Control or sale of substantially all of the Company's assets or (b) enter into or commence any liquidation, bankruptcy, dissolution, recapitalization, reorganization, assignment to creditors or any similar transaction.

     Section 7.13. Short-Form Merger . So long as TPG Persons Control the Company, the Investor will not, and will cause such other TPG Persons not to, effect, or cause to be effected, a "short-form" merger pursuant to DGCL Section 253 unless (i) such merger shall have been approved by a special committee of the Board of Directors that does not include any Representatives of a TPG Person and (ii) such special committee shall have received an opinion from a nationally recognized investment banking firm to the effect that the consideration to be received by holders of Common Stock (other than TPG Persons) in such merger is fair, from a financial point of view, to such holders of Common Stock.

     Section 7.14. Tax Sharing Agreement. Upon notice from the Investor that it has elected to be treated as a corporation for U.S. federal income tax purposes, the Company will (i) agree, and cause its eligible U.S. Subsidiaries to agree, to file consolidated income tax returns with the Investor and (ii) execute, and cause its eligible U.S. Subsidiaries to execute, a tax sharing agreement substantially in the form attached hereto as Exhibit L.

     Section 7.15. Holdings Loans. The Company will take all actions necessary, and cause its Subsidiaries (including Holdings upon the transfer by the Investor to the Company of the Holdings Class A Common Stock pursuant to Section 2.01) to take all actions necessary, to permit the pledges of collateral under the Credit Agreement Ancillary Documents and the Indenture Ancillary Documents. The Company will not enforce, and will cause its Subsidiaries (including Holdings upon the transfer by the Investor to the Company of the Holdings Class A Common Stock pursuant to Section 2.01) not to enforce, any negative pledge clauses under the Loans listed in Schedule 2.

                                  ARTICLE VIII

                                   CONDITIONS

     Section 8.01. Conditions to the Investor's Obligations with Respect to the Restructuring. The obligation of the Investor at the Closing, to (i) deliver to the Company the Holdings Class A Common Stock, (ii) cause the Credit Agreement Lenders to enter into the Credit Agreement, (iii) cause the Notes Designees to deliver the Loans to the Company, (iv) enter into the Registration Rights Agreement, and (v) enter into the Merger Agreement, in each case pursuant to
Section 2.01, is subject to satisfaction or waiver of each of the following conditions precedent:

          (a) Representations and Warranties; Covenants. The representations and warranties of the Company set forth in Article III qualified as to materiality shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date, or except where such representation and warranty is not true or correct solely as a result of actions expressly permitted by Section 6.02). The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Closing. The Company shall have delivered to the Investor at the Closing a certificate in form and substance reasonably satisfactory to the Investor dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in this Section 8.01(a) have been satisfied.

          (b) Secretary's Certificate. The Investor shall have received a certificate from the Company of the Company's Secretary or other duly authorized officer of the Company and in a form reasonably acceptable to the Investor, dated as of the Closing Date, (i) attaching the Certificate of Incorporation and By-laws and making customary certifications with respect thereto, (ii) certifying that the resolutions of the Board of Directors delegating to the Special Committee authority with respect to this Agreement and the consummation of the transactions contemplated by this Agreement and the Company Documents were duly adopted and have not been rescinded or amended as of the Closing Date, (iii) certifying resolutions of the Special Committee approving the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement and the Company documents were duly adopted and have not been rescinded or amended as of the Closing Date, and (iv) attesting as to the incumbency and signature of each officer of the Company who shall execute this Agreement, any Company Document or any other instrument or document required to be executed pursuant hereto or thereto.


          (c) Opinions of Counsel. The Investor shall have received at the Closing a written opinion from Bryan Cave LLP, special counsel to the Company, dated the Closing Date, substantially in the form set forth in Exhibit H.

          (d) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of this Agreement or any of the Investor Documents or Company Documents; (ii) no preliminary or permanent injunction or other order by any Governmental Authority that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of this Agreement or any of the Investor Documents or the Company Documents shall have been issued and remain in effect; and (iii) no Governmental Authority shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of this Agreement or any of the Investor Documents or Company Documents.

          (e) Consents. All Regulatory Approvals (including the Required Regulatory Approvals) from any Governmental Authority and all consents, waivers or approvals from any other Person required for or in connection with the execution and delivery of this Agreement and the Investor Documents and the Company Documents and the consummation of the transactions contemplated thereby shall have been obtained or made on terms reasonably satisfactory to the Investor, and all waiting periods specified under applicable Law, the expiration of which is necessary for such consummation, shall have expired or been terminated.

          (f) Proceedings. All corporate and other proceedings to be taken by the Company in connection with this Agreement and the Company Documents with respect to the transactions contemplated thereby to be completed at the Closing and documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of this Agreement and the Company Documents and such other documents as it may reasonably request.

          (g) No Material Adverse Effect; No Insolvency Event. No event shall have occurred or change, circumstance or effect arisen or been discovered that has had, or is reasonably likely to have, a Material Adverse Effect; and no Insolvency Event shall have occurred.

          (h) Board Nominees. The Board of Directors shall have elected the Board Nominees pursuant to Section 5.02.

          (i) E.ON Note Purchase. The Note Purchase (as defined in the E.ON Purchase Agreement) shall have been consummated

          (j) Establishment of Preferred Stock; Delivery of Securities. The Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designations containing the resolutions of the Board of Directors of the Company creating the Series A Preferred Stock and setting forth the terms and conditions of the Series A Preferred Stock. A copy of each of the Certificate of Incorporation and the Series A Certificate of Designations, certified by the State of Delaware (or, in the case of the Series A Certificate of Designations, accompanied by evidence of its filing reasonably satisfactory to the Investor), shall have been delivered to the Investor and the Company shall have executed and delivered to the Investor the shares of Series A Preferred Stock pursuant to Section 2.01.

          (k) Credit Agreement. (i) The Credit Agreement, together with each Credit Agreement Ancillary Document, each substantially in the form of Exhibit B, shall have been executed and delivered by the Company, its Subsidiaries, the Administrative Agent thereunder and the Collateral Agent thereunder, in each case as applicable. (ii) The conditions to the obligations of the Credit Agreement Lenders set forth in Section 4.01 of the Credit Agreement to make loans under the Credit Agreement shall have been satisfied.

          (l) Indenture and Notes. (i) The Indenture, together with each Indenture Ancillary Document, each substantially in the form of Exhibit C, shall have been executed and delivered by the Company, its Subsidiaries, the Trustee thereunder and the Collateral Agent thereunder, in each case as applicable. (ii) The Investor or, as directed by the Investor, the Trustee and/or the Collateral Agent under the Indenture shall have received such documents and certificates as the Investor or its counsel may reasonably request with respect to legal matters relating to the Indenture and the Indenture Ancillary Documents, including in connection with the security interests to be granted pursuant to the Indenture Ancillary Documents, all in form and substance satisfactory to the Investor and its counsel. (iii) The Company shall have executed and delivered the Notes to the Notes Designees pursuant to Section 2.01 after having caused the Notes to be authenticated by the Trustee under the Indenture.

          (m) Warrant Certificates. The Warrant Certificates, substantially in the form of Exhibit D, shall have been executed and delivered by the Company to the Notes Designees pursuant to Section 2.01.

          (n) Registration Rights Agreement. The Registration Rights Agreement, substantially in the form of Exhibit E, shall have been executed and delivered by the Company and the Guarantors.

          (o) Merger Agreement. The Merger Agreement, substantially in the form of Exhibit G, shall have been executed and delivered by the Company.

          (p) Resolution of the Board of Directors of the Company Concerning Employee Benefits. The Board of Directors or the appropriate committee thereof that has the authority to approve the following resolution, shall have adopted a resolution concerning employee benefit and compensation matters substantially in the form attached hereto as Exhibit K.

          (q) Employment Agreements. The Company and each employee who is employed in the position of corporate vice president or above shall have entered into an employment agreement, the form and substance of which are to the reasonable satisfaction of the Investor, and which include a waiver by the employee of any rights or entitlements to any benefits under the MEMC Electronic Materials, Inc. Supplemental Executive Pension Plan.

     Section 8.02. Conditions of the Company's Obligations with Respect to the Restructuring. The obligation of the Company at the Closing to (i) issue to the Investor the Series A Preferred Stock, (ii) enter and cause its Subsidiaries to enter into the Credit Agreement and the Credit Agreement Ancillary Documents, as applicable, (iii) enter into, and cause its Subsidiaries to enter into, the Indenture and the Indenture Ancillary Documents, as applicable, (iv) issue the Notes and the Warrant Certificates to the Notes Designees, (v) enter into, and cause the Guarantors to enter into, the Registration Rights Agreement, and (vi) enter into the Merger Agreement, in each case pursuant to Section 2.01, is subject to satisfaction or waiver of each of the following conditions precedent:

          (a) Representations and Warranties; Covenants. The representations and warranties of the Investor set forth in Article IV qualified as to materiality shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date). The Investor shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required by it to be performed at or prior to the Closing, and the Investor shall have delivered to the Company at the Closing a certificate in form and substance reasonably satisfactory to the Company dated the Closing Date and signed on behalf of a member of the Investor to the effect that the conditions set forth in this Section 8.02(a) have been satisfied.

          (b) Opinions of Counsel. The Company shall have received at the Closing (i) a written opinion from Cleary, Gottlieb, Steen & Hamilton, special counsel to the Investor, and (ii) a written opinion from Morris, Nichols, Arsht & Tunnell, special counsel to the Investor, each dated the Closing Date, such opinions to cover in the aggregate the matters substantially as set forth in Exhibit I.

          (c) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of this Agreement or the Investor Documents or the Company Documents with respect to the transactions contemplated thereby to be completed at the Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Authority that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of this Agreement or the Investor Documents or the Company Documents with respect to the transactions contemplated thereby to be completed at the Closing shall have been issued and remain in effect; and (iii) no Governmental Authority shall have instituted any action, claim, suit, investigation or other proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of this Agreement or the Investor Documents or the Company Documents.

          (d) Credit Agreement. The Credit Agreement and each Credit Agreement Ancillary Document, substantially in the form of Exhibit B, shall have been executed and delivered by the Credit Agreement Lenders, the Administrative Agent thereunder and the Collateral Agent thereunder, in each case as applicable.

                                   ARTICLE IX

                                   TERMINATION

     Section 9.01. Termination of Agreement. Subject to Section 9.02, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

          (a) the Investor or the Company, if the Closing shall not have occurred on or before November 30, 2001; provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (b) the Investor if there has been a material breach by the Company of a representation, warranty, covenant or agreement set forth in this Agreement which has not been cured within one day after written notice thereof;

          (c) the Investor or the Company, if any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used its best efforts to have such judgment, injunction, order, ruling or decree lifted, vacated or denied;

          (d) the Investor or the Company, if the E.ON Purchase Agreement has been terminated; or

          (e) mutual written agreement of the Investor and the Company.

     Section 9.02. Effect of Termination. If this Agreement is terminated in accordance with Section 9.01 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of this Section 9.02,
Section 7.04 and Article X shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

                                   ARTICLE X

                                  MISCELLANEOUS

     Section 10.01. Fees and Expenses. (a) The Company shall be responsible for the payment of all expenses incurred by it in connection with this Agreement and the transactions contemplated thereby (including any Proxy Statement), including all fees and expenses of its legal counsel and all third-party consultants engaged by it to assist in such transactions. The Company shall be responsible for and reimburse the Investor for all of its fees and disbursements of legal counsel, financial advisors and other third party consultants and other out-of-pocket expenses incurred by the Investor in connection with this Agreement and the transactions contemplated thereby. Such reimbursements shall be due to the Investor within three Business Days after receipt by the Company of an invoice therefor. In addition to such fees and expenses, the Company shall pay the Investor a $10,000,000 fee within three Business Days after receipt by the Company of an invoice therefor. For the avoidance of doubt, no fees or expenses due to the Investor under this Section 10.01 will be payable by the Company if the closing is not consummated.

     (b) All amounts payable under this Agreement shall be paid in immediately available funds to an account or accounts designated by the recipient of such amounts.

     Section 10.02. Survival of Representations and Warranties. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each representation or warranty in this Agreement or in the Disclosure Schedule or certificates delivered pursuant to this Agreement shall survive the Closing for a period of two years; provided, however, that (i) each representation and warranty made in Sections 3.01, 3.02, 3.03, 3.14, 4.01, 4.02 and 4.03 shall survive the Closing without limitation and (ii) each representation and warranty made in Sections 3.06(b), 3.08 and 3.09 or in any section of the Disclosure Schedule or certificate related thereto shall survive the Closing until the sixtieth day following the expiration of the applicable statute of limitations with respect to any action that may be brought relating to the matters described in such representation and warranty. Any claim for indemnification under this Article X arising out of the inaccuracy or breach of any representation or warranty must be made prior to the termination of the applicable survival period.

     Section 10.03. Specific Performance. The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

     Section 10.04. Indemnification. (a) The Company agrees to indemnify and hold harmless the Investor, each Designated Purchaser, each Note Designee, each member, limited partner or general partner, as the case may be, of the Investor, each Designated Purchaser, each Note Designee, each limited or general partner of each such member, limited partner or general partner, each of their Affiliates and each of their Representatives (collectively, the "Indemnified Investor Parties") from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (including reasonable attorneys' fees and disbursements but excluding Taxes imposed as a result of being a direct or indirect owner of the Series A Preferred Stock, Conversion Shares, Notes, Warrants or Warrant Shares or realizing income or gain with respect thereto) (collectively, "Losses"), incurred by, imposed upon or asserted against any of the Indemnified Investor Parties as a result of, relating to or arising out of, (i) the breach of any representation or warranty made by the Company in this Agreement or any Company Document or in any certificate delivered by the Company pursuant to this Agreement or any Company Document (each of which shall be deemed to have been made for the benefit of all members of the Investor Group), (ii) the breach of any agreement or covenant made by the Company in this Agreement or any Company Document or in any certificate delivered by the Company pursuant to any this Agreement or any Company Document (each of which shall be deemed to have been made for the benefit of all members of the Investor Group), or (iii) to the fullest extent permitted by law, the transactions contemplated hereby, the negotiation, execution, delivery and performance of this Agreement and the issuance and/or direct or indirect ownership of the Series A Preferred Stock, Conversion Shares, Notes, Warrants or Warrant Shares (including any litigation, suits, actions, investigations, claims or proceedings to which an Indemnified Investor Party is made party as a result thereof), including in connection with an Indemnified Investor Party's status as a shareholder of the Company and any alleged violation of applicable business combination, control share and any other similar anti-takeover statutes; provided, however, that nothing in this clause (iii) shall require the Company to indemnify any Indemnified Investor Party with respect to any Loss resulting solely from (x) a decline in the market value of the Series A Preferred Stock, Conversion Shares, Notes, Warrants or Warrant Shares or (y) a claim by a third party that the Investor's entering into this Agreement and consummating the transactions contemplated thereby breaches any contract or agreement by and between the Investor and such third party.

     (b) The Investor agrees to indemnify and hold harmless the Company and each of its Representatives (collectively, the "Indemnified Company Parties") from and against any and all Losses incurred by any of the Indemnified Company Parties as a result of, or arising out of, (i) the breach of any representation or warranty made by the Investor in this Agreement or any Investor Document or in any certificate delivered by the Investor pursuant to this Agreement or any Investor Document, or (ii) the breach of any agreement or covenant made by the Investor in this Agreement or any Investor Document or in any certificate delivered by the Investor pursuant to this Agreement or any Investor Document.

     (c) The following provisions shall apply to any claim for Losses (a "Claim") by an Indemnified Investor Party or Indemnified Company Party (as the case may be, the "Indemnified Party") entitled to any indemnification under this
Section 10.04 in respect of, arising out of or involving a claim or demand made by any Person against an Indemnified Party (a "Third Party Claim"):

          (i) The Indemnified Party shall notify the indemnifying party in writing within 10 Business Days after receipt by such Indemnified Party of written notice of a Third Party Claim if a Claim in respect thereof is to be made against the indemnifying party under this Section 10.04; but the failure to so notify the indemnifying party (x) will not relieve the indemnifying party from liability under this Section 10.04 unless and to the extent it has been actually and materially prejudiced by such failure and (y) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Party other than the indemnification obligation provided in this Section 10.04.

          (ii) If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligations to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel of the indemnifying party's choice to represent the Indemnified Party; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party; provided, further, that the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party (except that the indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has failed to assume the defense of any Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ one firm or separate counsel (plus local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel, if (w) the use of counsel chosen by the indemnifying party to represent the Indemnified Party would present such counsel with a conflict of interest (based upon written advice of counsel to the Indemnified Party), (x) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the indemnifying party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or other Indemnified Parties which are different from or additional to those available to the indemnifying party, (y) the indemnifying party shall not have employed counsel satisfactory to the Indemnified Party (in the exercise of the Indemnified Party's reasonable judgment) to represent the Indemnified Party within a reasonable time after notice of the Third Party Claim or (z) the indemnifying party shall authorize in writing the Indemnified Party to employ separate counsel at the expense of the indemnifying party.

          (iii) Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any pending or threatened Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party shall recommend and which releases the Indemnified Party completely and unconditionally from all liability in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party.

          (iv) Notwithstanding the foregoing, in the event the indemnifying party fails timely, in good faith or diligently to defend, contest or otherwise protect against any Third Party Claim (after having assumed the defense therefor), the Indemnified Party shall have the right, but not the obligation, to assume the defense of such Third Party Claim and take such other action as it may elect to defend, protect against or settle such Third Party Claim as it may determine.

          (v) The indemnifying party shall be subrogated to the claims or rights of the Indemnified Investor Parties or the Indemnified Company Parties, as the case may be, as against any other Persons with respect to any Loss paid by the indemnifying party under this Section 10.04(c). The Investor shall be subrogated to the claims or rights of the Company as against the Company's insurers, that refused to pay on the Company's applicable directors' and officers' liability insurance policies as contemplated by
     Section 10.04(b), with respect to any Loss paid by the Investor under this
     Section 10.04(c). The Company shall use its best efforts to take all necessary steps to implement the subrogation contemplated in the preceding sentence.

     (d) All payments under this Section 10.04 shall be due promptly following the occurrence of the related Loss; provided, however, that if a final, non-appealable judicial determination is made that an Indemnified Party is not entitled to any such payment it will promptly repay the appropriate amounts to the appropriate indemnifying party.

     Section 10.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by overnight courier or by first class mail, postage prepaid, as follows:

     (i)     If to the Company, to:

             MEMC Electronic Materials, Inc.
             501 Pearl Drive (City of O'Fallon)
             P.O. Box 8
             St. Peters, Missouri  63376
             Attention:  General Counsel
             Facsimile:  636-474-5162

             With a copy to:

             Bryan Cave LLP
             700 13th Street, N.W.
             Washington, D.C.  20005
             Attention: LaDawn Naegle, Esq.
             Facsimile:  202-508-6200

     (ii)    If to the Investor, to:

             TPG Wafer Holdings LLC
             301 Commerce Street
             Suite 3300
             Fort Worth, Texas  76102
             Attention:  Richard A. Ekleberry, Esq.
             Facsimile:  817-871-4688

             With a copy to:

             Cleary, Gottlieb, Steen & Hamilton
             One Liberty Plaza
             New York, New York  10006
             Attention:  Michael L. Ryan, Esq.
             Facsimile:  212-225-3999

     If to any other holder of shares of Series A Preferred Stock, Conversion Shares, Notes, Warrants or Warrant Shares addressed to such holder at the address of such holder in the record books of the Company; or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

     Section 10.06. Entire Agreement. This Agreement and the documents described herein or attached or delivered pursuant hereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement.

     Section 10.07. Amendment. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, that no amendment, modification or supplement to this Agreement shall be effective unless approved by a majority of the directors then serving on the Board of Directors who have not previously been, are not then and are not anticipated to be Representatives of any TPG Person. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Investor of the Company prior to or after the date hereof shall stop or prevent the Investor from exercising any right hereunder or be deemed to be a waiver of any such right.

     Section 10.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

     Section 10.09. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Company and the Investor shall be the United States District Court for the Southern District of New York located in the Borough of Manhattan, and, if such court will not hear any such suit, the courts of the State of New York, and the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 10.05. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. The parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.

     Section 10.10. Successors and Assigns. (a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company's successors and assigns. Except as provided in
Section 10.10(b) hereof, neither this Agreement nor any rights hereunder may be assigned by any party hereto in whole or in part without the prior written consent of the other party hereto; provided, however, that the Investor may assign all or part of its interest in this Agreement and its rights hereunder to any of its Affiliates and, thereafter, the term "Investor," as applied to the assigning Investor, shall include any such Affiliate to the extent of such assignment and shall mean the assigning Investor and such Affiliates taken collectively.

     (b) Notwithstanding the foregoing, prior to the Closing the Investor may assign its rights with respect to up to 49% of the Series A Preferred Stock to be acquired by the Investor hereunder to any Person or Persons not Affiliated with the Investor (each such Person, a "Designated Purchaser"). The Investor shall not assign pursuant to this Section 10.10(b) any of its rights under this Agreement other than the right to receive Series A Preferred Stock. Except as expressly provided in this Agreement, no Designated Purchaser shall have any rights under this Agreement or any rights of the Investor, other than rights that by their terms are available to all holders of Series A Preferred Stock and Conversion Shares generally under the Series A Certificate of Designations. As a condition to any assignment pursuant to this Section 10.10(b), each Designated Purchaser shall deliver to the Company a letter, dated as of the Closing Date or, if later, the date of such assignment, in form and substance reasonably satisfactory to the Company, pursuant to which such Designated Purchaser shall
(i) make the representation set forth in Section 4.05 hereof and (ii) agree to comply with the provisions set forth in Sections 7.01(b) and 7.04 hereof as if it were the Investor thereunder. Any assignment to such Designated Purchaser that does not comply with the preceding provisions of this Section 10.10(b) shall be null and void, and if such assignment is made at or prior to the Closing, the Investor shall acquire the Series A Preferred Stock that would have been purchased by such Designated Purchaser at the Closing.

     Section 10.11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of
Section 7.06 shall inure to the benefit of and be enforceable by the Board Nominees and the provisions of Section 10.04 shall inure to the benefit of and be enforceable by each Indemnified Investor Party and Indemnified Company, as the case may be.

     Section 10.12. Schedules. When a Schedule or a Section of the Disclosure
Schedule is referenced in a provision of this Agreement as setting forth exceptions to or exclusions from a representation, warranty, definition or statement made in such provision, the exceptions or exclusions set forth in such Schedule or such Section of the Disclosure Schedule are exceptions and exclusions only to such representation, warranty, definition or statement and do not qualify or limit any other provision of this Agreement unless specifically so stated in such other provision.

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.


                           TPG WAFER HOLDINGS LLC


                           By:   /s/ Richard A. Ekleberry
                                 ----------------------------------------------
                                 Name: Richard A. Ekleberry
                                 Title: Vice president

                           MEMC ELECTRONIC MATERIALS, INC.


                           By:   /s/ James M. Stolze
                                 -----------------------------------------------
                                 Name:  James M. Stolze
                                 Title: Executive Vice President
                                        Chief Financial Officer

                                     EXHIBIT A

                      SERIES A CERTIFICATE OF DESIGNATIONS

                                    EXHIBIT B

                            FORM OF CREDIT AGREEMENT

                                     EXHIBIT C

                                FORM OF INDENTURE

                                    EXHIBIT D

                           FORM OF WARRANT CERTIFICATE

                                    EXHIBIT E

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT F

                                Summary of Terms

                   euro55,000,000 Promissory Notes Due 2031
                       of MEMC Electronic Materials S.p.A.
           ----------------------------------------------------------


I. GENERAL
   -------

Issuer                        MEMC Electronic Materials S.p.A. (the "Company").

Securities                    euro55,000,000 Promissory Notes due 2031 (the
                              "Notes") to be issued pursuant to an amendment of the Existing Credit Agreement (as defined below).

Investor A TPG limited liability company and/or its designated assignees.

Amendment                     On the closing date (i) the Investor will acquire
                              all rights under the Company's euro55,000,000
                              Amended and Restated Credit Agreement dated as of September 22, 2001 (the "Existing Credit
                              Agreement") and (ii) pursuant to an amendment of the Existing Credit Agreement, the Company will issue the Notes to the Investor.

II. THE NOTES
    ---------

Issue Date                    [ ], 2001.

Maturity Date                 [ ], 2031.

Interest 6% per annum, which shall accrue and be added to the principal amount of the Notes and shall only be payable upon redemption, acceleration or maturity of the Notes (interest will compound once a year).

Security The Notes will be secured by all of the assets of the Company, including without limitation (i) the shares of MEMC Holdings B.V., (ii) real estate owned by the Company, (iii) accounts receivable of the Company and (iv) inventory of the Company.

Guarantees                    All obligations of the Company under the Notes
                              will be unconditionally guaranteed by MEMC
                              Electronic Materials, Inc. ("MEMC").

Priority The Notes will constitute senior obligations of the Company, ranking pari passu with all of the Company's senior indebtedness.

Mandatory Prepayment Events   The Notes shall be redeemed by
                              the Company pro rata to the extent of (a) 100% of the net proceeds of asset sales or other dispositions of property by MEMC or its subsidiaries (including the Company), (b) 75% of the net proceeds of issuances of debt obligations of MEMC and its subsidiaries (including the Company) and (c) 75% of the net proceeds of issuances of equity interests by MEMC; provided, that the Company shall only make such redemptions to the extent that (i) (A) the lenders under MEMC's senior secured revolving credit facility
                              (the "Facility") have waived the requirement of MEMC to make prepayments under the Facility in the event of such assets sales, debt issuances or equity issuances or (B) all outstanding amounts under the Facility have been paid and (ii) (A) the holders of MEMC's senior secured notes due 2007
                              (the "MEMC Notes") have waived the requirement of MEMC to make prepayments under the MEMC Notes in the event of such assets sales, debt issuances or equity issuances or (B) all outstanding amounts under the MEMC Notes have been paid.

Optional Redemption           The Notes are redeemable at the
                              Company's option, in whole or in part, upon not less than 30 and no more than 60 days' notice, subject to the following terms and redemption prices, plus accrued and unpaid interest to the date of redemption:

                              o  Until the tenth anniversary of the issue date:
                                 108%

                              o After the tenth anniversary of the issue date to the twentieth anniversary of the issue date: 105%

                              o After the twentieth anniversary of the issue date to the scheduled maturity: 102%

Change of Control             Holders of the Notes shall be entitled
                              to require the Company to repurchase the Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, upon a change of control of the Company or MEMC.

Representations and
Warranties                    Usual for securities of this type (with
                              appropriate materiality thresholds, as
                              applicable), including, without limitation, accuracy of financial statements, absence of litigation, no violation of agreements or instruments, compliance with laws, payment of taxes, ownership of properties, regulatory approvals and the validity, priority and perfection of security interests in the collateral.

Affirmative Covenants         Usual for securities of this type (to be
                              applicable to the Company and its subsidiaries), with appropriate materiality thresholds, as applicable, including, without limitation, maintenance of corporate existence and rights, delivery of audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, notices of default and litigation, maintenance of properties in good working order, compliance with laws, further assurances and payment of taxes.

Negative Covenants            Usual for securities of this type (to be
                              applicable to the Company and its subsidiaries), including, without limitation, a limitation on dividend payments and a prohibition on loans by the Company until the entire principal amount of the Notes is paid in full.

Events of Default             Usual for securities of this type, including,
                              without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross default and cross acceleration of debt of MEMC or its affiliates, bankruptcy of the Company or MEMC or its affiliates, material judgments and actual or asserted invalidity of security.

Right To Transfer             The holders of the Notes shall have the absolute
                              and unconditional right to transfer the Notes in compliance with applicable law to any third parties.

Conditions to Closing         Usual for securities of this type, including,
                              without limitation, the closing will be
                              conditioned upon first-priority perfected security interests in the collateral (free and clear of all other liens, subject to limited exceptions to be agreed upon).

                                    EXHIBIT G

                            FORM OF MERGER AGREEMENT

                                    EXHIBIT H


                       FORM OF COUNSEL TO COMPANY OPINION


                                November 13, 2001

TPG Wafer Holdings LLC
301 Commerce Street
Suite 3300
Fort Worth, Texas 76102

                  Re: Restructuring Agreement by and between
                      TPG Wafer Holdings LLC and MEMC Electronic Materials, Inc.
                      ----------------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel for MEMC Electronic Materials, Inc., a Delaware corporation (the "Company"), MEMC International, Inc., a Delaware corporation ("MEMC International"), MEMC Pasadena, Inc., a Delaware corporation ("MEMC Pasadena"), MEMC Southwest Inc., a Delaware corporation ("MEMC Southwest"), PlasmaSil, L.L.C., a Delaware limited liability company ("PlasmaSil"), and SiBond, L.L.C., a Delaware limited liability company ("SiBond", and together with MEMC International, MEMC Pasadena, MEMC Southwest and PlasmaSil, the "U.S. Subsidiaries"), in connection with, inter alia, the Restructuring Agreement, by and between TPG Wafer Holdings LLC ("TPG") and the Company dated as of November 13, 2001 (the "Restructuring Agreement"). This letter is furnished by us as special counsel for the Company pursuant to Section 8.01(b) of the Restructuring Agreement. Undefined terms used herein shall have the meanings assigned to them in the Restructuring Agreement.

     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and the U.S. Subsidiaries and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions expressed herein. Without limiting the foregoing, we have examined copies of the following (items (c) through (h) sometimes collectively referred to herein as the "Transaction Agreements"):

          (a) the organizational documents of the Company and the U.S. Subsidiaries as amended to date;

          (b) the Certificate of Designations of the Company, as filed with the Delaware Secretary of State on November [ ], 2001 (the "Certificate of Designations");

          (c) the Restructuring Agreement;

          (d) the Registration Rights Agreement, dated as of November 13, 2001, among the Company, the Company guarantors specified therein and TPG;

          (e) the Indenture, dated as of November 13, 2001, between the Company and Citibank, N.A., as trustee and Citicorp USA, Inc. collateral agent;

          (f) the Indenture Ancillary Documents (as defined in the Restructuring Agreement);

          (g) the Company's Senior Subordinated Secured Notes Due 2007 issued under the Indenture (the "Notes");

          (h) the Agreement and Plan of Merger, dated as of November 13, 2001, between the Company and TPG (the "Merger Agreement"); and

          (i) the Warrant Certificates (the "Warrant Certificates"), dated as of November 13, 2001, issued by the Company.

     We have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies. We have also assumed the due authorization, execution and delivery of the Transaction Agreements by the respective parties thereto other than the Company.

     Based upon the foregoing and in reliance thereon and subject to the exceptions, limitations and qualifications stated herein, we are of the opinion that:

          (i) Each of the Company and the U.S. Subsidiaries is a corporation or limited liability company, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to carry on its business in all material respects as presently conducted and to own and operate or hold under lease its properties.

          (ii) Each of the Company and its U.S. Subsidiaries is qualified to do business and is in good standing as a foreign corporation under the laws of the jurisdictions set forth in Schedule I hereto.

          (iii) Each of the Company and the U.S. Subsidiaries, to the extent each is a party thereto, (i) has all requisite organizational power and authority to execute and deliver the Transaction Agreements and to perform its obligations under the Transaction Agreements, the Series A Certificate of Designations and the Warrant Certificates, and (ii) has duly authorized by all necessary organizational action on its part the execution and delivery of the Transaction Agreements and the performance thereby of its obligations under the Transaction Agreements, the Series A Certificate of Designations and the Warrant Certificates.

          (iv) Each of the Transaction Agreements and the Warrant Certificates has been duly executed and delivered by the Company and the U.S. Subsidiaries, to the extent each is a party thereto, and constitutes a valid and binding obligation of the Company and the U.S. Subsidiaries, as the case may be, enforceable against each of them, as the case may be, in accordance with its terms under the laws of the State of New York.

          (v) The shares of Series A Preferred Stock issuable to TPG pursuant to the Restructuring Agreement have been duly and validly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Restructuring Agreement, will be validly issued by the Company and fully paid and non-assessable. The shares of Common Stock into which the Series A Preferred Stock is convertible have been duly and validly authorized and validly reserved for issuance and, when issued in accordance with the terms of the Series A Certificate of Designations, will have been validly issued and will be fully paid and non-assessable.

          (vi) Prior to the issuance thereof, the Company's Senior Subordinated Secured Notes Due 2007 (the "Notes"), will have been duly and validly authorized by the Company and, when issued and delivered against payment therefor in accordance with the terms of the Restructuring Agreement and the Indenture, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Warrants have been duly and validly authorized, and when issued and delivered against payment therefor in accordance with the terms of the Restructuring Agreement by the Company, will be fully paid and non-assessable. The Warrant Shares to be issued upon exercise of the Warrants have been duly and validly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrant Certificates, will have been validly issued and will be fully paid and non-assessable.

          (vii) No consent or approval of the Company's stockholders is required by U.S. federal, state or local Law or the Certificate of Incorporation or By-laws for the execution, delivery or performance by the Company of the Restructuring Agreement, other than as expressly provided in the Restructuring Agreement.

          (vii) The execution and delivery of each of the Transaction Agreements does not, and the performance by the Company and the U.S. Subsidiaries, to the extent each is a party thereto, of their obligations as set forth in the Transaction Agreements, the Series A Certificate of Designations and the Warrant Certificates, and the consummation of the transactions contemplated by the Restructuring Agreement will not, (a) violate any provision of the Certificate of Incorporation or the By-laws of the Company or the comparable organizational documents of any of the U.S. Subsidiaries,
     (b) give rise to any pre-emptive rights, rights of first refusal or other similar rights on behalf of any person under Delaware law or any provision of the Certificate of Incorporation or the By-laws of the Company, or any Material Agreements (as hereinafter defined) applicable to the Company, other than as described in the Transaction Agreements or the Schedules thereto, or (c) result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or require any consent, waiver or approval under, any Material Agreements, other than such as has been obtained.

          (viii) The execution, delivery and performance by the Company of the Restructuring Agreement will not violate the Delaware General Corporation Law.

     As used herein, the term "Material Agreement" shall mean any agreement, indenture, lease or other instrument or agreement that is both (i) an exhibit to
(a) the Company's Annual Report on Form 10-K for the period ended December 31, 2000, or (b) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001, and (ii) an agreement, indenture, lease or other instrument or agreement to which the Company or any of its U.S. Subsidiaries is a party or by which any of their properties or assets are bound, but shall exclude any Agreement between, on the one hand, the Company and/or any U.S. Subsidiary and, on the other hand, E.ON AG or its affiliates, as to which we express no opinion.

     The opinions in paragraphs (iv) and (vi) above are subject to the effect of applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws, and other similar laws. This opinion is also subject to the effect of general principles of equity, whether applied by a court of law or equity, including, but not limited to, principles (i) governing the availability of specific performance, injunctive relief or other equitable remedies, (ii) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement, (iii) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement,
(iv) requiring reasonableness in the performance and enforcement of an agreement by the party seeking its enforcement, (v) requiring consideration of the materiality of a breach or the consequences of the breach to the party seeking its enforcement, (vi) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement, and (vii) affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract. These opinions are also subject to the effect of generally applicable rules of law that (i) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, and (ii) govern and afford discretion, judicial, arbital or otherwise, regarding the determination of damages and entitlement to attorneys' fees and other costs. These opinions are also subject to the qualification that the enforceability of any indemnification or contribution provisions set forth in any documents or agreements referred to herein may be limited by federal or state securities laws or by public policy. We express no opinion as to: (i) any of the specially regulated business activities of the company or the U.S. Subsidiaries; (ii) any tax effect or consequences relating to the Transaction Agreements or the transactions contemplated thereby; or (iii) the creation or perfection of any security interests relating to the Transaction Agreements or the transactions contemplated thereby.

     This opinion is not rendered with respect to any laws other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

     This opinion is provided to you solely for the purpose of permitting the Company to comply, in part, with its obligations under of the Restructuring Agreement. Without our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document or furnished to any person or entity other than to each of you. This opinion is given as of the date hereof, and we expressly disclaim any obligation to revise or update this opinion subsequent to the date hereof or to advise you or any other person of any matter subsequent to the date hereof which would cause us to modify this opinion in whole or in part.

                                                     Very truly yours,



                                                     Bryan Cave LLP

                                   Schedule I

             Entity                               Jurisdiction
             ------                               ------------

             MEMC Electronic Materials, Inc.      California
                                                  Massachusetts
                                                  Missouri
                                                  New Hampshire
                                                  New York
                                                  South Carolina
                                                  Texas

            MEMC Pasadena, Inc.                   Louisiana
                                                  Texas

            MEMC Southwest Inc.                   Texas

            SiBond, LLC                           Missouri

            PlasmaSil, LLC                        Connecticut
                                                  Missouri

                                     EXHIBIT I

                       FORM OF COUNSEL TO INVESTOR OPINION


     Opinion substantially to the effect that:

     1. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2. Investor has all requisite power as a limited liability company and authority to execute, deliver and perform its obligations under this Agreement, the Registration Rights Agreement and the Merger Agreement. The execution, delivery and performance of the Agreement and the Registration Rights Agreement have been duly authorized by all other necessary action on the part of Investor.

     3. Each of the Agreement, the Registration Rights Agreement and the Merger Agreement has been duly executed and delivered by Investor and, assuming due execution and delivery by each other party thereto, each such agreement constitutes a valid and binding obligation of Investor enforceable against Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

                                    EXHIBIT J

                    CERTIFICATE OF INCORPORATION OF HOLDINGS

                                    EXHIBIT K

                          FORM OF EMPLOYMENT RESOLUTION

     WHEREAS, this Committee wishes to exercise its discretion under Section 14 of the MEMC Electronic Materials, Inc. 1995 Equity Incentive Plan, as amended and restated on August 3, 2000 (the "Equity Incentive Plan") and any relevant stock option grant agreements to provide that stock options outstanding on the date of the closing of the transaction contemplated by the Purchase Agreement dated as of September 30, 2001, by and among TPG Partners III, L.P., T(3) Partners, L.P. and T(3) Partners II, L.P., TPG Wafer Holdings LLC, E.ON AG, E.ON International Finance B.V., FIDELIA Corporation, VEBA Zweite Verwaltungsgesellschaft mbH, and E.ON North America, Inc. (the "Purchase Agreement") shall not become immediately vested and exercisable as a result of the occurrence of such transaction.

     WHEREAS, this Committee wishes to exercise its discretion under the MEMC Electronic Materials, Inc. 2001 Annual Incentive Plan (the "Existing AIP") to terminate the Existing AIP and to replace it with a new annual incentive plan for 2001 (the "New AIP") with substantially similar terms as the Existing AIP except that there shall be no provision accelerating the payment of or providing additional benefits or payments as a result of a corporate transaction, including without limitation the transactions contemplated pursuant to the Purchase Agreement, and the New AIP shall provide that payment of any award, or any portion of any award, may be made in the form of restricted stock, in the sole discretion of the Compensation Committee.

     NOW THEREFORE IT IS RESOLVED, that, effective as of the date of this resolution, this Committee hereby exercises its discretion under Section 14 of the Equity Incentive Plan and any relevant stock option grant agreements to provide that stock options outstanding on the closing of the transaction contemplated by the Purchase Agreement shall not become immediately vested and exercisable as a result of the occurrence of such transaction.

     RESOLVED FURTHER, that this Committee hereby exercises its discretion under the Existing AIP to terminate the Existing AIP effective as of the date of this resolution.

     RESOLVED FURTHER, that this Committee hereby authorizes the Company to replace the Existing AIP with a New AIP, which has substantially similar terms as the Existing AIP, provided that there shall be no provision accelerating the payment of or providing additional benefits or payments as a result of a corporate transaction, including without limitation the transactions contemplated pursuant to the Purchase Agreement, and the New AIP shall provide that payment of any award, or any portion of any award, may be made in the form of restricted stock, in the sole discretion of the Compensation Committee.

                                   EXHIBIT L-1

                          FORM OF TAX SHARING AGREEMENT

                              TAX SHARING AGREEMENT

     Tax Sharing Agreement ("Agreement") dated as of this [ ] of [ ], [ ], by and among TPG Wafer Holdings LLC ("Wafer Holdings"), MEMC Electronic Materials, Inc. ("MEMC"), and each of the MEMC subsidiaries listed on Schedule I hereto (each, individually, a "Subsidiary," and collectively, the "Subsidiaries"). RECITALS

     1. Wafer Holdings has elected, pursuant to Treasury Regulation Section 1.7701-3(c), to be classified as a corporation for U.S. federal tax purposes. Wafer Holdings, MEMC and the Subsidiaries are members ("Members") of an affiliated group (the "Affiliated Group"), as defined in Section 1504(a) of the Internal Revenue Code of 1986 (the "Code"), for the taxable year ending December 31, [ ]. All references in this Agreement to provisions of the Code or the Treasury Regulations promulgated thereunder, including Proposed Treasury Regulations, shall include any corresponding successor provisions.

     2. It is the intent and desire of the parties hereto that a method be established for allocating the federal and state consolidated tax liability of the Affiliated Group among its Members in those jurisdictions in which a consolidated or combined return is required or permitted to be filed, for reimbursing Wafer Holdings for payment of such tax liability, for compensating any Member for use of its losses or tax credits, and to provide for the allocation and payment of any refund arising from a carryback of losses or tax credits from subsequent taxable years.

                                   AGREEMENT

     Now, therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

     1. Filing of Returns. A U.S. consolidated income tax return and estimated tax returns shall be prepared and filed by Wafer Holdings for the taxable year ending December 31, [ ], and for each subsequent taxable period in respect of which the Affiliated Group is required or permitted to file a U.S. consolidated income tax return. With respect to such tax return preparation, Wafer Holdings shall act in good faith with regard to all Members included in an applicable return and shall include within such consolidated tax return all Members currently included within the MEMC consolidated group unless a contrary treatment is required by law. Wafer Holdings shall have the right with respect to any consolidated tax returns to determine in good faith (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions should be requested, and (iii) the elections that will be made by any Member of the Affiliated Group. In addition, Wafer Holdings shall have the right, in good faith, to (i) contest, compromise, or settle any adjustments or deficiency proposed, asserted or assessed as a result of any audit of any U.S. consolidated income tax return, (ii) file, prosecute, compromise or settle any claim for refund, and (iii) determine whether any refunds shall be received by way of refund or credited against tax liabilities. Finally, in preparing the U.S. consolidated income tax returns, Wafer Holdings will reasonably request information from Members of the Affiliated Group, specifying deadlines for receiving the requested information. The Members of the Affiliated Group will comply with the information request within the specified deadline, unless an alternative deadline is arranged with Wafer Holdings.

     2. Allocation of Tax Liability. Wafer Holdings, MEMC and Subsidiaries agree that, for purposes of this Agreement, the consolidated tax liability for each year beginning with the taxable year ending December 31, [ ], determined in accordance with Treasury Regulations Section 1.1502-2, shall be apportioned among them in accordance with the provisions of Treasury Regulations Sections 1.1552-1(a)(2) (tax liability is allocated in proportion to separate tax liabilities) and 1.1502-33(d)(2) (the "wait-and-see method"). Accordingly, the tax liability shall first be allocated to the several Members on the basis of the percentage of the total tax that the tax of such Member if computed on a separate return would bear to the total amount of taxes for all Members so computed pursuant to Section 1552(a)(2) of the Code and Treasury Regulations
Section 1.1552-1(a)(2). Then, under Treasury Regulations Section 1.1502-33(d)(2), if a Member had tax attributes that were absorbed by the Affiliated Group in a prior year and that Member would have been able to use those tax attributes in the current taxable year on a separate return basis, the portion of that Member's tax liability for the current taxable year that would not have arisen if such tax attributes had been available to that Member will be reallocated to other Members as provided for under Treasury Regulations Section 1.1502-33(d)(2).

     For purposes of this Agreement, the U.S. consolidated income tax liability shall include any liability for alternative minimum tax ("AMT"). Such consolidated AMT shall be apportioned among the Members in accordance with the provisions of Proposed Treasury Regulations Section 1.1552-1(g). Accordingly, the AMT liability shall be allocated to the several Members on the basis of the percentage of the total consolidated AMT that the separate adjusted AMT of such Member, if computed as provided in Proposed Treasury Regulations Section 1.1502-55(h)(6)(iv), would bear to the total amount of such separate adjusted AMTs for all Members so computed.

     3. Payment of Tax. MEMC and each Subsidiary shall pay to Wafer Holdings no later than 2 business days before the date on which the Affiliated Group's U.S. consolidated income tax return is required to be filed (taking account of any extensions thereof) its separate return tax liability determined as provided under Section 2 above plus its "Equitable Share" (as defined below) of any interest or penalties shown on the return. To the extent that the interest and penalties shown on a return are directly related to items of income, deduction, credit, etc. of a particular Member, or such Member's delay in providing information to Wafer Holdings as provided in Section 1 above, that Member's Equitable Share of such interest and penalties is 100%. Each Member's Equitable Share of any interest and penalties shown on the return that are not directly related to the items or delay of a particular Member (and so allocated to that particular Member) will be a ratable share of any such interest or penalties, determined by multiplying such interest or penalties by a fraction, the numerator of which equals the portion of the Affiliated Group's tax liability allocated to such Member (before interest or penalties) and the denominator of which equals the Affiliated Group's tax liability (before interest or penalties).

     4. Carryforward/Carryback of Losses and Credits. If part or all of an unused loss or tax credit is allocated to a Member pursuant to Treasury Regulations Sections 1.1502-21 or 1.1502-79, and it is carried back or forward to a year in which such Member filed a separate return or a consolidated return with another affiliated group, (i) any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Member and
(ii) if such loss is a SRLY item and was taken into account by such Member in determining its separate return tax liability for any year pursuant to Section 2 of this Agreement, the computation pursuant to Section 2 shall be redetermined by excluding such SRLY item and such Member shall pay the difference between the redetermined amount and the amount previously paid by it pursuant to Section 2 upon the earlier of the realization of any refund or reduction in tax liability arising from the carryback, the Member becoming a Former Member, or the expiration of the SRLY, and such amount shall be credited to the Members to which such amount is attributable pursuant to Section 2. Notwithstanding the foregoing, Wafer Holdings shall determine whether an election shall be made (i) not to carry back any portion of any net operating loss arising in a U.S. consolidated return year (including any portion allocated to a Member under Treasury Regulations Section 1.1502-21) in accordance with Code Section 172(b)(3), and (ii) to reattribute to itself any portion of any net operating loss or capital loss carryover attributable to MEMC or a Subsidiary, to the extent permitted by Treasury Regulations Section 1.1502-20(g). MEMC and each Subsidiary agrees to join with Wafer Holdings in filing any necessary elections under Treasury Regulations Section 1.1502-20(g).

     5. Estimated Tax Payments. If the Affiliated Group is required to make estimated federal income tax payments (including payment due at the time any extension of time is sought for the filing of the Affiliated Group's federal income tax return), MEMC and each Subsidiary shall, if requested by Wafer Holdings, pay to Wafer Holdings, no later than 2 business days before the date each estimated tax payment is to be made by Wafer Holdings, that percentage of the estimated tax payment that equals the percentage which the estimated separate return tax liability of such Member bears to the aggregate of the Members' estimated separate return tax liabilities for the taxable year computed as provided under Section 2 above. Wafer Holdings shall determine, or cause MEMC to determine, such estimates. Any estimated tax payments made by MEMC or a Subsidiary under this Section 5 with respect to any taxable year shall be applied to reduce the amount, if any, owed by such Member under Section 3 hereof with respect to such year. Any excess of such estimated payments by MEMC or a Subsidiary over the amount described in Section 3 for such year shall be repaid by Wafer Holdings to such Member no later than 10 business days after the date of filing of the consolidated return for such taxable year or, to the extent such excess represents all or a part of a tax refund to be received by the Affiliated Group, no later than 10 business days after the receipt of the refund.

     6. Adjustments to Tax Liability. If the U.S. consolidated income tax liability is adjusted for any taxable period, whether pursuant to an amended return, a claim for refund, a tax audit by the Internal Revenue Service or some other reason, the liability of each Member shall be recomputed to give effect to such adjustments, and in the case of a refund, Wafer Holdings shall make payment to each Member for its share of the refund, determined in the same manner as in
Section 2 above, within 10 business days after the refund is received by Wafer Holdings, and in the case of an increase in tax liability, each Member shall pay to Wafer Holdings its allocable share of such increased tax liability (including its Equitable Share of any interest and penalties) within 10 business days after receiving notice of such liability from Wafer Holdings. The parties recognize that a recomputation of the consolidated tax liability for any taxable year under this Section 6 is not necessarily the final liability for such year, and such liability may be recomputed more than once.

     7. New Members of Affiliated Group. If during a consolidated return period Wafer Holdings, MEMC or any Subsidiary acquires or organizes another corporation that is required to be included in the Affiliated Group's U.S. consolidated income tax return, then such corporation shall join in and be bound by this Agreement.

     8. Termination of Agreement. This Agreement shall apply to all taxable periods as to which a U.S. consolidated income tax return is filed by Wafer Holdings and any other Member unless Wafer Holdings and all the other Members agree in writing to terminate the Agreement, except that this Agreement shall be terminated with respect to MEMC or any Subsidiary that ceases to be included in the Affiliated Group but continues to be a corporation subject to federal income tax ("Former Member"). Notwithstanding any such termination, this Agreement shall continue in effect with respect to all taxable periods prior to termination, including any payments or refunds relating to such periods.

     9. Post-Consolidated Return Period. Notwithstanding the termination of this Agreement with respect to one or more Subsidiaries, Wafer Holdings and any Former Member shall furnish each other with all information and assistance as shall reasonably be requested (including, without limitation, returns, supporting schedules, work papers, correspondence and other documents) relating to the tax liability of the Affiliated Group or such Former Member for any taxable year in which the Former Member was included in the Affiliated Group. Moreover, Wafer Holdings and the Former Member shall furnish each other with information and assistance required, and shall take all steps necessary, to apply for and obtain the benefit of any carryback of a net operating or capital loss or any investment, foreign tax or other credit of the Former Member to a taxable year in which the Former Member was included in the Affiliated Group and a U.S. consolidated income tax return was filed.

     10. Audits and Refund Claims. Wafer Holdings and a Former Member shall also consult and furnish each other with information concerning the status of any tax audit or tax refund claim relating to a taxable year in which the Former Member was included in the Affiliated Group and a U.S. consolidated income tax return was filed. Wafer Holdings shall have the right to make the final determination as to the response of the Affiliated Group to any audit and shall have the sole right to control any contest of any change proposed and any proposed disallowance of a refund claim by the Internal Revenue Service through the Appeals Office of the Internal Revenue Service and the courts in connection with any taxable year for which this Agreement is in effect. Each Member shall bear an equitable share of the cost of any such contest (including fees and expenses of outside accountants, lawyers or other experts).

     11. Settlement of Disputes. A dispute or difference between Wafer Holdings and a Former Member with respect to the operation or interpretation of this Agreement shall be decided by three arbitrators. Wafer Holdings and the Former Member shall each select one arbitrator and the arbitrators selected by the parties shall select a third arbitrator. The decision of such arbitrators shall be final. The fees of such arbitrators shall be borne equally by Wafer Holdings and the Former Member.

     12. Elections. Wafer Holdings shall have the sole authority to make any or all elections available under the Code, Treasury Regulations and any applicable state or local income tax code, law or statute.

     13. State and Local Income Taxes. The principles underlying the rights and obligations hereunder of the Members in respect of federal income taxes shall be applied in respect of any state or local tax (however denominated) based on or measured by all or any part of the net income or loss of the Affiliated Group or several of its Members (a "Combined Tax"). All of the procedural and timing requirements of this Agreement applicable to federal income taxes shall be equally applicable to any Combined Tax, with appropriate adjustments thereto to reflect the differences, if any, in corresponding provisions of the applicable income tax code, law or statute governing any such Combined Tax and any administrative provisions relating thereto. Notwithstanding the foregoing, nothing contained herein shall require an affirmative election to file a consolidated or combined state or local return, which election shall be made by Wafer Holdings in its sole discretion.

     14. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

     15. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

     16. Other Agreements. Notwithstanding the terms of this agreement, the tax sharing agreement between MEMC and MEMC Southwest, Inc. dated as of June 30, 1995 shall remain in effect.

     17. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained therein.

     18. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

     19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In witness whereof, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers as of the date first written above.

                                 TPG WAFER HOLDINGS LLC


                                 By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                 MEMC ELECTRONIC MATERIALS, INC.


                                 By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                 MEMC Pasadena, INC.


                                 By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                 MEMC Southwest Inc.


                                 By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                 MEMC International, Inc.


                                 By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                 [ADD SIGNATURE LINES FOR ANY OTHER
                                 ELIGIBLE SUBSIDIARIES]

                                   SCHEDULE I

                                  Subsidiaries

MEMC Pasadena, Inc.

MEMC Southwest Inc.

MEMC International, Inc.